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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   __________

                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)           June 27, 2003
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                    Pennsylvania Real Estate Investment Trust
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               (Exact Name of Registrant as Specified in Charter)


Pennsylvania                          1-6300                23-6216339
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(State or Other Jurisdiction          (Commission           (IRS Employer
of Incorporation)                     File Number)          Identification No.)


The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania             19102
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(Address of Principal Executive Offices)                             (Zip Code)

Registrant's telephone number, including area code:  (215) 875-0700
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          (Former Name or Former Address, if Changed Since Last Report)

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Item 5. Other Events and Required FD Disclosure.

         Pennsylvania Real Estate Investment Trust is re-issuing in an updated format the presentation of Items 6, 7 and 8 as set forth in our Form 10-K for the year ended December 31, 2002, filed on March 31, 2003, to reflect properties sold and/or classified as held for sale since March 31, 2003 as discontinued operations in the statements of income for all periods presented in accordance with the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

         Except as otherwise expressly noted, the information contained in this Current Report on Form 8-K has not been updated to reflect any developments since December 31, 2002. In particular, this Form 8-K does not address the anticipated effects of or risks associated with our proposed merger with Crown American Realty Trust. For information regarding the proposed merger, please see our Form 8-K dated May 13, 2003, filed on May 22, 2003. In addition, together with Crown, we intend to file a registration statement on Form S-4 including a joint proxy statement/prospectus and other materials with the SEC. WE URGE YOU TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER. Investors and security holders may obtain a free copy of these materials when they become available, as well as other materials filed with the SEC concerning Crown and us, at the SEC's website at http://www.sec.gov. In addition, these materials and other documents we file may be obtained for free by directing a request to Pennsylvania Real Estate Investment Trust at The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania 19102; Attn: Investor Relations. In addition, these materials and other documents filed by Crown may be obtained for free by directing a request to Crown American Realty Trust at Pasquerilla Plaza, Johnstown, Pennsylvania 15901; Attn: Investor Relations.

         We and Crown, and our respective trustees and executive officers and other members of management and employees, may be deemed to be participants in the solicitation of proxies from our shareholders and those of Crown in connection with the merger. Information about our trustees and executive officers and their ownership of our shares is set forth in the proxy statement for our 2003 Annual Meeting of Shareholders, which was filed with the SEC on April 30, 2003. Information about the trustees and executive officers of Crown and their ownership of Crown shares is set forth in Crown's Annual Report on Form 10-K and the amendment to its Form 10-K filed with the SEC on March 31, 2003 and April 22, 2003, respectively. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.


         This Current Report on Form 8-K, together with other statements and information publicly disseminated by us, contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. We do not intend to and disclaim any duty or obligation to update or revise any forward-looking statements to reflect new information, future events or otherwise.
Factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to:

     o the timing and full realization of the expected benefits from the recently completed and currently proposed transactions;

     o the cost, timing and difficulty of integrating the properties recently acquired or currently proposed to be acquired into our business; and

     o greater than expected operating costs, financing costs and business disruption associated with the recently completed and currently proposed transactions, including without limitation, difficulties in maintaining relationships with employees and tenants following the consummation of such transactions.


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In addition, we are subject to the following risks:

Risks Related to Our Properties and Our Business

Our retail properties are concentrated in the Mid-Atlantic region of the United States and adverse market conditions in that region may impact the ability of our tenants to make lease payments and to renew leases, which may reduce the amount of income generated by our properties.

         Our retail properties currently are concentrated in the Mid-Atlantic region of the United States. In particular, more than 77% of the square footage of our retail properties are located in Pennsylvania. To the extent adverse conditions affecting retail properties such as population trends and changing demographics, income, sales and property tax laws, availability and costs of financing, construction costs and weather conditions that may increase or decrease energy costs are particularly adverse in Pennsylvania or in the Mid-Atlantic region, our results of operations will be more notably affected. If the sales of stores operating at our properties were to decline significantly due to economic conditions, the risk that our tenants will be unable to fulfill the terms of their leases or will enter into bankruptcy may increase. In particular, economic and market conditions in the Mid-Atlantic region have a substantial impact on the performance of our anchor and other tenants and may impact the ability of our tenants to make lease payments and to renew their leases. If, as a result of such tenant difficulties, our properties do not generate sufficient income to meet our operating expenses, including future debt service, our results of operations would be adversely affected.

After completion of the Rouse and multifamily transactions, as of June 27, 2003, we had approximately $811.6 million of debt, $128.1 million of which was variable rate debt, which may impede our operating performance and put us at a competitive disadvantage.

         Required repayments of debt and related interest can adversely affect our operating performance. Of our approximately $811.6 million in total debt outstanding at June 27, 2003, after giving effect to the Rouse and multifamily transactions, approximately $128.1 million was variable rate debt. Increases in interest rates on our existing indebtedness would increase our interest expense, which could harm our cash flow and our ability to pay distributions. Of the $811.6 million of debt, $155.5 million is attributable to joint ventures in which we have an interest.

         At June 27, 2003, our outstanding debt included approximately $117.9 million under our $200 million revolving credit facility. The weighted average interest rate on amounts borrowed under this facility was 3.0% for the period from January 1, 2003 to June 27, 2003, after giving effect to two interest rate hedges. This credit facility expires on December 28, 2003 and may be extended for an additional year only with the approval of the lenders. We may be unable to extend the term of this credit facility or to replace this facility on favorable terms, if at all.

         Our substantial debt may harm our business and operating results, including:

     o requiring us to use a substantial portion of our funds from operations to make principal and interest payments on our debt, which reduces the amount available for distributions;

     o placing us at a competitive disadvantage compared to our competitors that have less debt;

     o making us more vulnerable to economic and industry downturns and reducing our flexibility in responding to changes in business and economic conditions; and

     o limiting our ability to borrow more money for operations, capital expenditures or to finance acquisitions in the future.

Our financial covenants may restrict our operating or acquisition activities, which may harm our financial condition and operating results.

     Our existing $200 million credit facility currently requires our operating partnership, PREIT Associates, L.P., to maintain certain asset and income to debt ratios and minimum income and net worth levels. These covenants could reduce our flexibility in conducting our operations by limiting our ability to borrow and may create a risk of default on our debt if we cannot continue to satisfy these covenants. If we default under this credit facility, the lenders could require us to repay the debt immediately and could take possession of the properties securing the credit facility. We rely on borrowings under this credit facility to finance acquisitions, construction of our development properties, renovations and capital improvements to our properties and for working capital, and if we are unable to borrow under our credit facility or to refinance existing indebtedness, our financial condition and results of operations would be adversely impacted.

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     During the first quarter of 2002, we placed Creekview Shopping Center, a completed retail development project into the collateral pool for the credit facility and we expect to place additional projects into the collateral pool to provide additional borrowing capacity, as necessary. If we are unable to place additional completed development properties and acquired properties into the collateral pool, or if completed development properties or acquired properties are valued at less than we anticipate, we may be unable to fully access additional borrowing capacity under the credit facility and fund certain of our development and acquisition commitments and short term liquidity needs.

     The credit facility we recently entered into with Wells Fargo to help finance the Rouse portfolio acquisition contains the same financial covenants as our $200 million credit facility (which was amended in connection with the Wells Fargo credit facility) and two additional financial covenants, including a covenant that our secured recourse indebtedness not exceed 15% of our Gross Asset Value (as defined in the credit agreement for the credit facility) and a covenant restricting our ability to incur certain unsecured indebtedness, which could further reduce our flexibility in conducting our operations by further limiting our ability to borrow. If, in the future, PREIT Associates, L.P. fails to meet any one or more of these requirements, we would be in default under this credit facility and the lenders could require us to repay the debt immediately.

We may be unable to manage effectively our rapid growth and expansion in the retail sector, which may result in disruptions to our business.

     We recently completed our acquisition of six shopping malls from The Rouse Company. In addition, we expect to make future acquisitions or investments in real properties, other assets and other companies. If we do not effectively manage our rapid growth, we may not be able to make expected distributions to our shareholders and the market value of our securities may decline.

     To manage our growth effectively, we must successfully integrate new acquisitions. We cannot assure you that we will be able to successfully integrate or effectively manage additional properties. The integration process for the Rouse portfolio acquisition will require substantial management attention that could detract attention from our day to day business, which could impair our relationships with our current tenants and employees. In addition, the Rouse portfolio acquisition and any future acquisitions are subject to, among other risks, the risk that we may experience difficulties and incur expenses related to assimilating and retaining employees, assimilating ongoing businesses or properties and maintaining relationships with tenants following the completion of a transaction, and the risk that the properties that we acquire will not perform at the level we anticipate. For example, we may not achieve the operating efficiencies, economies of scale or other benefits we expect from an acquisition. Accordingly, we may fail to realize the intended benefits of an acquisition and we may fail to realize value from acquisitions comparable to the resources we invest in them. Any difficulties associated with integrating acquired properties could adversely affect our result of operations.

Competition may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our operating results.

     We face competition from similar retail centers that are near our retail properties with respect to the renewal of leases and re-letting of space as leases expire. Any new competitive properties that are developed close to our existing properties also may impact our ability to lease space to creditworthy tenants. Increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements could adversely affect our results of operations. Also, to the extent we are unable to renew leases or re-let space as leases expire, it would result in decreased cash flow from tenants and adversely affect our results of operations.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

     Our properties and any properties we acquire in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that property's operating expenses. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance and administrative expenses.

     While some of our properties are leased on terms that require tenants to pay a portion of the expenses associated with the property, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses associated with the property, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs which could adversely affect our operating results.

Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could adversely affect our results of operations and financial condition.

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     We receive a substantial portion of our income as rent under long term leases. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. Our tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any leasing delays, tenant failures to make rental payments when due or tenant bankruptcies could result in the termination of the tenant's lease and, particularly in the case of a key anchor tenant, material losses to us and harm to our results of operations. Certain tenants occupy stores at multiple locations in our portfolio, and so the impact of any bankruptcy of those tenants may be more significant on us than others. If tenants are unable to comply with the terms of our leases, we may modify lease terms in ways that are unfavorable to us. In addition, under many of our leases, our tenants pay rent based on a percentage of their sales or other operating results. Accordingly, declines in these tenants' performance directly impacts our operating results.

     In addition to the loss of rental payments from an anchor tenant, a lease termination by an anchor tenant or a failure by that anchor tenant to occupy the premises could result in lease terminations or reductions in rent by other tenants of the same shopping center whose leases permit cancellation or rent reduction if an anchor tenant's lease is terminated. In that event, we may be unable to re-lease the vacated space. In addition, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease which could reduce the income generated by that retail center. A transfer of a lease to a new anchor tenant could also allow other tenants to make reduced rental payments or to terminate their leases at the retail center, which could adversely affect our results of operations.





We depend upon income generated by PREIT-RUBIN's management of properties owned by third parties, and the loss, interruption or termination of one or more management contracts could harm our operating results.

         As of March 31, 2003, PREIT-RUBIN, one of our indirectly-owned subsidiaries, managed 14 retail properties containing approximately 5.3 million square feet, four office buildings containing approximately 0.9 million square feet and two multifamily properties with 137 units owned by third parties. Risks associated with PREIT-RUBIN's management of properties owned by third parties include:

     o   the property owner's termination of the management contract;
     o   loss of the management contract in connection with a property sale;
     o   non-renewal of the management contract after expiration;
     o renewal of the management contract on terms less favorable than current terms;
     o decline in management fees as a result of general real estate market conditions or local market factors; and
     o   claims of losses due to allegations of mismanagement.

         The occurrence of one or more of these events could adversely affect our results of operations.

We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth.

     Integral to our business strategy has been our strategic acquisitions of retail properties. Our ability to expand through acquisitions requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We analyze potential acquisitions on a property-by-property and market-by-market basis. We may not be successful in identifying suitable real estate properties or other assets in our existing geographic markets or that otherwise meet our acquisition criteria or consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions could reduce the number of acquisitions we complete and slow our growth, which could adversely affect our results of operations.

We face increasing competition for the acquisition of real estate properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

     We compete with many other entities engaged in real estate investment activities for acquisitions of retail shopping centers, including institutional pension funds, other REITs and other owner-operators of shopping centers. These competitors may drive up the price we must pay for real estate properties, other assets or other companies we seek to acquire or may succeed in acquiring those companies or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more, or may have more compatible operating philosophy. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability will be reduced, and shareholders may experience a lower return on their investment.

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Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

     Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial, and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms we set, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

     We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements, and if we cannot make such corrections, we may not be able to sell such property, or may be required to sell such property on unfavorable terms. In acquiring a property, we may agree to provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as limitations on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and operating results.

We have entered into tax protection agreements for the benefit of some limited partners of PREIT Associates, L.P. that may limit our ability to sell some of our properties that we may otherwise want to sell, which could harm our financial condition.

         As the general partner of PREIT Associates, L.P. we have agreed to indemnify certain former property owners who have become limited partners of PREIT Associates, L.P. against tax liability that they may incur if we sell these properties within a certain number of years in a taxable transaction. In particular, we have provided tax protection of up to approximately $5.0 million related to the August 1998 acquisition of the Woods Apartments for a period of eight years ending in August 2006. Because the Woods Apartments were sold in connection with the disposition of the multifamily portfolio and because that transaction was treated as a tax-free exchange in connection with the acquisition of Exton Square Mall, The Gallery at Market East and Moorestown Mall from the Rouse Company, we are now obligated to provide tax protection to the former owner of the Woods Apartments if we sell any of Exton Square Mall, The Gallery at Market East or Moorestown Mall prior to August 2006. In some cases, these agreements may make it uneconomical for us to sell these properties, even in circumstances in which it otherwise would be advantageous to do so, which could harm our ability to address liquidity needs in the future or otherwise harm our financial condition.

Our investments in development properties may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.

     A key component of our growth strategy is exploring our rights in development properties, including our current projects at Christiana Power Center Phase II, Newark, Delaware and New Garden, New Garden Township, Pennsylvania. Christiana Power Center Phase II was to be completed by September 30, 2002 but has experienced significant delays and has not been completed as of March 31, 2003. These delays have led to higher than anticipated costs and we currently do not expect the development of Christiana Power Center Phase II to be completed until the first quarter of 2005, if at all. The development of New Garden is expected to be completed in the fourth quarter of 2004. To the extent we continue these development projects or enter into new development projects, they will be subject to a number of risks, including, among others:

     o inability to obtain required zoning, occupancy and other governmental approvals;
     o   expenditure of money and time on projects that may never be completed;
     o   higher than estimated construction costs;
     o cost overruns and timing delays due to lack of availability of materials and labor, delays in receipt of zoning and other regulatory approvals, weather conditions and other factors outside our control; and
     o inability to obtain permanent financing upon completion of development activities.

     Unanticipated delays or expenses associated with our development properties could adversely affect the investment returns from these projects and adversely affect our financial condition and results of operations.

Some of our properties are in need of maintenance and/or renovation, which could harm our operating results.

     As of March 31, 2003, seven of our 22 retail properties were constructed or last renovated more than 10 years ago. Two of the six retail properties acquired as part of the Rouse portfolio acquisition were constructed or last renovated more than 10 years ago. Older properties may generate lower rentals or may require significant expense for maintenance and/or renovations, which could harm our results of operations.

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Our business and, in particular, our acquisition integration efforts could be harmed if Ronald Rubin, our chairman and chief executive officer, and other members of our senior management team terminate their employment with us.

      Our future success depends, to a significant extent, upon the continued services of Ronald Rubin our chairman and chief executive officer and of our corporate management team. We are critically dependent upon our corporate management team and other key employees to lead our integration efforts for the Rouse portfolio acquisition. Although we have entered into employment agreements with Mr. Rubin and certain other members of our corporate management team, they could elect to terminate those agreements at any time. In addition, although we have purchased a key man life insurance policy in the amount of $5 million to cover Mr. Rubin, we cannot assure you that this would compensate us for the loss of his services. The loss of services of one or more members of our corporate or management team could harm our business and our prospects.

We hold substantial investments in unconsolidated partnerships and joint ventures, which we may not be able to successfully manage.

     After giving effect to the acquisition of the six properties from Rouse, as of March 31, 2003, ten of our 28 retail properties were owned by joint ventures in which we are a party. Of these properties, seven are owned by partnerships in which we are a general partner. The remaining properties are owned by joint ventures in which we have substantially the same powers as a general partner.

     Under the terms of the partnership and joint venture agreements, major decisions, such as a sale, lease, refinancing, expansion or rehabilitation of a property, or a change of property manager, require the consent of all partners or co-venturers. Accordingly, necessary actions may be delayed significantly because decisions must be unanimous and it may be difficult or even impossible to remove a partner or co-venturer that is serving as the property manager.

     Business disagreements with partners may arise. We may incur substantial expenses in resolving these disputes. To preserve our investment, we may be required to make commitments to or on behalf of a partnership or joint venture during a dispute. Moreover, we cannot assure you that our resolution of a dispute with a partner will be on terms that are favorable to us.

     Other risks of investments in partnerships and joint ventures include:

     o partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions;
     o partners or co-venturers might have business interests or goals that are inconsistent with our business interests or goals;
     o partners or co-venturers may be in a position to take action contrary to our policies or objectives; and
     o   potential liability for the actions of our partners or co-venturers.

We may be unable to obtain long term financing required to finance our partnerships and joint ventures, which could harm our operating results.

     The profitability of each partnership or joint venture in which we are a partner or co-venturer that has short-term financing or debt requiring a balloon payment is dependent on the availability of long-term financing on satisfactory terms. If satisfactory long-term financing is not available, we may have to rely on other sources of short-term financing, equity contributions or the proceeds of refinancing other properties to satisfy debt obligations which may not be as favorable to us. Although we do not own the entire interest in connection with many of the properties held by such partnerships and joint ventures, we may be required to pay the full amount of any obligation of the partnership or joint venture that we have guaranteed in whole or in part or we may elect to pay a partnership's or joint venture's obligation to protect our equity interest in its properties and assets, which could cause us to use a substantial portion of our funds from operations, reducing amounts available for distribution.

The costs of compliance with environmental laws may harm our operating results.

       Under various federal, state and local laws, ordinances and regulations, an owner, former owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances present at, on, under, in, or released from its property. They may also be liable to the government or to third parties for substantial property damage, investigation costs or clean up costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or borrow with real estate as collateral.

       From time to time, we respond to inquiries from environmental authorities with respect to properties both currently and formerly owned by us. We are aware of certain environmental matters at some of our properties, including ground water contamination, and the presence of asbestos containing materials. We have, in the past, performed remediation of such environmental matters, but we may be required in the future to perform testing relating to these matters and further remediation may be required. We have reserved $0.1 million as of March 31, 2003 for future remediation of these matters, however, we may incur costs associated with such remediation which exceed such amount.

     In addition, at five of the properties in which we currently have an interest, and at two properties in which we formerly had an interest, environmental conditions have been or continue to be investigated and have not been fully remediated. Groundwater contamination has been found at five of these properties. While the former owners of two of the properties with groundwater contamination are presently remediating such contamination, any failure of such former owners to properly remediate such contamination could result in liability to us for such contamination. Dry cleaning operations were performed at three of the properties. Soil contamination has been identified at two of the properties having dry cleaning operations and groundwater contamination was found at the third property having dry cleaning operations. While these properties may be eligible under state law for remediation with state funds, we cannot make any assurances that sufficient funds will be available under state legislation to pay the full costs of any such remediation and we may incur costs in connection with such remediation.

       Asbestos-containing materials are present in a number of our properties, primarily in the form of floor tiles and adhesives. Fire-proofing material containing asbestos is present at some of our properties in limited concentrations or in limited areas. We have taken certain actions to remediate or to comply with disclosure requirements, as necessary or appropriate, in connection with the foregoing, but we may be required to take additional actions or to make additional expenditures.

       We are aware of environmental concerns at Christiana Power Center Phase II, one of our development properties. The final costs and necessary remediation are not known and may cause us to decide not to develop the property, which would result in us having incurred unnecessary development costs and could have an adverse impact on our operating results. We are also a party to a number of agreements for the purchase of property for development in which initial environmental investigations have revealed environmental risk factors that might require remediation by the owner or prior owners of the property. Such environmental risks may cause us to decide not to purchase such properties, which would result in us having incurred unnecessary development expenses and could adversely affect our results of operations.

       Our environmental liability coverage for the types of environmental liabilities described above, which covers liability for pollution and on-site remediation of up to $2 million in any single claim and $4 million in the aggregate, may be inadequate, which could result in our being obligated to fund those liabilities.

       In addition to the costs of remediation described above, we may incur additional costs to comply with federal, state and local laws, ordinances and regulations relating to environmental protection and human health and safety generally. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of our tenants, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations which may be applicable to our operations, and which may subject us to liability in the form of fines or damages for noncompliance.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose invested capital and anticipated profits.

     Catastrophic losses, such as losses due to wars, earthquakes, floods, hurricanes, pollution and environmental matters, generally are either uninsurable or not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. If one of these events occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from that property. In addition, if we are unable to obtain insurance in the future at acceptable levels and at a reasonable cost, the possibility of losses in excess of our insurance coverage may increase and we may not be able to comply with covenants under our debt agreements, which could adversely affect our financial condition.

Some of our properties are held by special purpose entities and are not generally available to satisfy creditors' claims in bankruptcy, which could impair our ability to borrow.

     Some of our properties are owned or ground-leased by subsidiaries that we created solely for that purpose. The mortgaged properties and related assets are restricted solely for the payment of the related loans and are not available to pay our debts, which could impair our ability to borrow, which in turn could harm our business.

Risks Related to Our Organization and Structure

Some of our officers have interests in properties that we manage and therefore may have conflicts of interest that could adversely affect our business.

     We provide management, leasing and development services for partnerships and other ventures in which some of our officers, including Ronald Rubin, our chairman and chief executive officer, have either direct or indirect ownership interests. In addition, we lease substantial office space from Bellevue Associates, an entity in which some of our officers have an interest. Our officers who have interests in both sides of these transactions face a conflict of interest in deciding to enter into these agreements and in negotiating their terms, which could result in our obtaining terms that are less favorable than we might otherwise obtain, which could adversely affect our business.

Limited partners of PREIT Associates, L.P. may vote on certain fundamental changes we propose, which could inhibit a change in control that might result in a premium to our shareholders.

     Our assets are generally held through PREIT Associates, L.P., a Delaware limited partnership of which we are the sole general partner. We currently hold a majority of the limited partner interests in PREIT Associates. However, PREIT Associates may from time to time issue additional limited partner interests in PREIT Associates to third parties in exchange for contributions of property to PREIT Associates. These issuances will dilute our percentage ownership of PREIT Associates. Limited partner interests in PREIT Associates generally do not carry a right to vote on any matter voted on by our shareholders, although limited partner interests may, under certain circumstances, be redeemed for our shares. However, before the date on which at least half of the partnership interests issued on September 30, 1997 in connection with our acquisition of The Rubin Organization have been redeemed, the holders of partnership interests issued on September 30, 1997 are entitled to vote such units and additional units received or to be received pursuant to the transactions that were the subject of the September 30, 1997 issuance, along with our shareholders as a single class, on any proposal to merge, consolidate or sell substantially all of our assets. Our partnership interest in PREIT Associates is not included for purposes of determining when half of the partnership interests issued on September 30, 1997 have been redeemed, nor are they counted as votes. These existing rights could inhibit a change in control that might otherwise result in a premium to our shareholders. In addition, we cannot assure you that we will not agree to extend comparable rights to other limited partners in PREIT Associates.

Our organizational documents contain certain provisions which may discourage a takeover of us and depress our share price.

         Our organizational documents contain provisions which may have an anti-takeover effect and inhibit a change in our management. These provisions include:

         (1) There are ownership limits and restrictions on transferability in our trust agreement. In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our trust agreement prohibits any shareholder from owning more than 9.9% of our outstanding shares of beneficial interest (exclusive of preferred shares) or more than 9.9% of any class or series of preferred shares. The trust agreement also prohibits transfers of shares that would cause a shareholder to exceed the 9.9% limit or cause us to be beneficially owned by fewer than 100 persons. Our board of trustees may exempt a person from the 9.9% ownership limit if they receive a ruling from the Internal Revenue Service or an opinion of counsel or tax accountants that exceeding the 9.9% ownership limit as to that person would not jeopardize our tax status as a REIT. Absent an exemption, this restriction may:

              o discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or
              o compel a shareholder who had acquired more than 9.9% of our shares to transfer the additional shares to a trust and, as a result, to forfeit the benefits of owning the additional shares.

         (2) Our trust agreement permits our board of trustees to issue preferred shares with terms that may discourage a third party from acquiring our company. Our trust agreement permits our board of trustees to create and issue multiple classes and series of preferred shares and classes and series of preferred shares having preferences to the existing shares on any matter, including rights in liquidation or to dividends and option rights, and other securities having conversion or option rights and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of shares. Our trust agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. The issuance of such rights or preferred shares could have the effect of delaying or preventing a change in control over us, even if a change in control were in the shareholders' interest.

         (3) Our staggered board of trustees may affect the ability of a shareholder to take control of our company. Our board of trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three year terms upon the expiration of the term of the respective class. The staggered terms for trustees may affect the ability of a shareholder to take control of us, even if a change in control were in the best interests of our shareholders.

     In addition, we have adopted a shareholder rights plan that may discourage a tender offer or other transaction that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.


Risks Related to the Real Estate Industry

Negative perceptions of the retail sector generally may result in a decline in our share price.

     A substantial portion of our portfolio consists of retail shopping centers and we expect to continue to focus on acquiring retail shopping centers in the future. To the extent that the investing public has a negative perception of the retail sector, the value of our common shares could be negatively impacted, which could result in our common shares trading at a discount below the inherent value of our assets as a whole.

Costs associated with complying with the Americans with Disabilities Act may adversely affect our financial condition and results of operations.

     Our properties are subject to the Americans with Disabilities Act of 1990. Under the Americans with Disabilities Act, all places of public accommodation are required to comply with rules related to access and use by disabled persons. The Americans with Disabilities Act's requirements could require costly modifications to our properties and could result in imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Future legislation also may impose additional requirements which we cannot predict.

Legislative actions, higher insurance costs and potential new accounting pronouncements could increase our operating expenses and impact our financial condition and results of operations.

     In order to comply with the Sarbanes-Oxley Act of 2002 as well as proposed changes to listing standards by the New York Stock Exchange, we have been and continue to be enhancing our internal controls, hiring additional personnel and utilizing additional outside legal, accounting and advisory services. These activities increase our operating expenses. In addition, insurers will likely increase premiums as a result of higher claims rates incurred over the past year, so our premiums for our insurance policies, including our directors' and officers' insurance policies, may increase.

         We cannot predict the impact that proposed accounting pronouncements, such as the proposed accounting treatment that would require merger costs to be expensed in the period in which they are incurred, will have on our financial condition or results of operations.

Possible terrorist activity or other acts of violence or war could adversely affect our financial condition and results of operations.

         Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001 and other acts of terrorism or war, may result in declining economic activity, which could harm the demand for and the value of our properties and may adversely affect the value of an investment in our securities. A decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss, and the availability of insurance for such acts may be lower, or cost more, which could adversely affect our financial condition and results of operations. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to meet obligations under their existing leases. These acts may erode business and consumer confidence and spending, and may result in increased volatility in national and international financial markets and economies. Any one of these events may decrease demand for real estate, decrease or delay the occupancy of our new or renovated properties, increase our operating expenses due to increased physical security for our properties and limit our access to capital or increase our cost of raising capital.

Tax Risks

If we fail to qualify as a REIT our shareholders could be adversely affected.

     We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure shareholders that we have been qualified or will remain qualified. To qualify as a REIT, we must comply with certain highly technical and complex requirements under the Internal Revenue Code. We cannot be certain we have complied with such requirements because there are very limited judicial and administrative interpretations of these provisions. Even a technical or inadvertent mistake could jeopardize our

REIT status. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification.

     If we fail to qualify as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates. Also, unless the Internal Revenue Service granted us relief under statutory provisions, we would remain disqualified from treatment as a REIT for the four taxable years following the year during which we first failed to qualify. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to shareholders and for debt service. In addition, we would no longer be required to make any distributions to shareholders.

We may be unable to comply with the strict income distribution requirements applicable to REITs or compliance with such requirements could adversely affect our financial condition.

         To obtain the favorable treatment associated with qualifying as a REIT, we are required each year to distribute to our shareholders at least 90% of our net taxable income. In addition, we are subject to a tax on the undistributed portion of our income at regular corporate rates and may also be subject to a 4% excise tax on this undistributed income. We could be required to seek to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing, which could adversely affect our financial condition.

Recent change in taxation of corporate dividends may adversely affect the value of our shares.

     President Bush signed the Jobs and Growth Tax Relief Reconciliation Act of 2003 into law on May 28, 2003 (the "Jobs and Growth Tax Act"). The Jobs and Growth Tax Act, among other things, generally reduces to 15% the maximum marginal rate of federal tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares except for certain limited amounts. The earnings of a REIT that are distributed to its shareholders will still generally be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax. The Jobs and Growth Tax Act, however, could cause individual investors to view shares of regular C corporations as more attractive relative to shares of REITs than was the case prior to the enactment of the legislation because the dividends from regular C corporations will generally be taxed at a lower rate than previously while dividends from REITs will generally be taxed at the same rate as previously. We cannot predict what effect, if any, the enactment of this legislation may have on the value of our common shares, either in terms of price or relative to other investments.

Item 6 of Form 10-K. Selected Financial Data.

         The following table sets forth Selected Financial Data for the Company as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998. Information for all years presented has been updated to reflect the effects of discontinued operations in accordance with SFAS No. 144. The information set forth below should be read in conjunction with "Item 7 of Form 10-K. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto appearing elsewhere in this Current Report on Form 8-K.

                                                                         For the Year Ended December 31,
                                                                         -------------------------------

                                                        2002            2001           2000           1999          1998
                                                        ----            ----           ----           ----          ----
(dollars in thousands, except per share results)
Operating results:
Total revenues                                        $75,055         $62,334        $51,293        $42,847       $23,569
Income from continuing operations                     $11,838         $11,613        $24,245        $11,856       $10,601
Net income                                            $23,678         $19,789        $32,254        $20,739       $23,185
Income from continuing operations per
     share-basic                                        $0.73           $0.79          $1.81         $0.89          $0.80
Income from continuing operations per
     share-diluted                                      $0.72           $0.79          $1.81         $0.89          $0.80
Net income per share - basic                            $1.47           $1.35          $2.41         $1.56          $1.74
Net income per share - diluted                          $1.44           $1.35          $2.41         $1.56          $1.74

Balance sheet data:
Investments in real estate, at
     cost                                            $739,429        $636,294       $612,266       $577,521      $509,406
Total assets                                         $703,663        $602,628       $576,663       $547,590      $481,615
Total mortgage, bank and
     construction loans payable                      $450,551        $360,373       $382,396       $364,634      $302,276
Minority interest                                     $32,472         $36,768        $29,766        $32,489       $28,045
Shareholders' equity                                 $188,013        $180,285       $143,906       $133,412      $137,082
Other data:
Cash flows from operating activities                  $28,541         $37,655        $44,473        $29,437       $31,302
Cash flows from investing activities                  (24,047)        (25,428)       (36,350)       (64,873)     (159,734)
Cash flows from financing activities                   (1,199)         (8,060)        (9,197)        31,784       134,830
Cash distributions per share                            $2.04           $2.04         $1.92           $1.88         $1.88

Property acquisitions and dispositions are primarily responsible for the significant fluctuations in the Company's historical financial condition and results of operations. See Item 7 for further discussion.

Item 7 of Form 10-K. Management's Discussion and Analysis of Financial Condition
                     and Results of Operations.

         The following discussion should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this report. Except where specifically indicated, the following discussion does not include the anticipated effects of the transactions described under "Significant Transactions."


OVERVIEW

         As of December 31, 2002, the Company owned interests in 22 retail properties containing an aggregate of approximately 11.8 million square feet, 19 multifamily properties containing 7,242 units and four industrial properties with an aggregate of approximately 0.3 million square feet. The Company also owns interests in two retail properties currently under development, which are expected to contain an aggregate of approximately 0.8 million square feet upon completion. As described below in "Significant Transactions - Acquisition of Shopping Malls from Rouse," since December 31, 2002, the Company has acquired interests in six additional retail properties. Also, as further described below in "Significant Transactions - Sale of Multifamily Portfolio," the Company has sold its interest in 17 of its multifamily properties and has entered into agreements to sell the remaining two.

         As of December 31, 2002, the Company provided management, leasing and development services for affiliated and third-party property owners with respect to 18 retail properties containing approximately 6.9 million square feet, six office buildings containing approximately 1.1 million square feet and two multifamily properties with 137 units.

         The Company has achieved significant growth since 1997 with the acquisition of The Rubin Organization ("TRO") and the formation of PREIT - Rubin, Inc. ("PRI"). During 2002, the Company continued this trend with two retail properties in its development pipeline, and same store net operating income growth of 6.5% and 1.0% in the retail and multifamily sectors, respectively. Since December 31, 2002, the Company has aggressively pursued its growth strategy through the acquisition of six malls from The Rouse Company. As part of the Company's strategic decision to focus on the retail sector, the Company also has sold a substantial portion of its multifamily portfolio and has entered into agreements to sell its interest in two remaining multifamily properties. In connection with these transactions, management, anticipates that it will need to devote significant resources to integrating the properties acquired and proposed to be acquired into the Company's existing retail portfolio. This integration process could impact the Company's day-to-day business.

         The Company's net income increased by $3.9 million to $23.7 million for the year ended December 31, 2002 as compared to $19.8 million for the year ended December 31, 2001. Real estate properties sold in 2002 generated gains of $4.1 million as compared to $2.1 million for the properties sold in 2001. Property acquisitions and the placement in service in 2002 of properties previously under development resulted in an increase in Company real estate revenues, with a corresponding increase in property operating expenses, and depreciation, amortization and interest expenses.


         As of December 31, 2002, the Company had investments in 14 unconsolidated partnerships and joint ventures (the "Joint Ventures"). As further described in "Significant Transactions - Sale of Multifamily Portfolio," two of these investments were sold subsequent to December 31, 2002 and the Company has entered into agreements to sell its interests in two additional joint ventures. The purpose of the Joint Ventures is to own and operate real estate. It is a common practice in the real estate industry to invest in real estate in this manner. Of the 14 Joint Venture properties existing at December 31, 2002, the Company managed four of the properties and other parties, including several of the Company's Joint Venture partners, managed the remaining 10 properties. None of the Company's Joint Venture partners are affiliates of the Company. One of the Company's key strategic objectives is to obtain managerial control of all its assets, although the Company cannot assure you that it will do so. The Company holds a non-controlling interest in each Joint Venture, and accounts for the Joint Ventures using the equity method of accounting. Under this accounting method, the Company does not consolidate the Joint Ventures. Instead, the Company records the earnings from the Joint Ventures under the income statement caption entitled "Equity in income of partnerships and joint ventures." Changes in the Company's investment in these entities are recorded in the balance sheet caption entitled "Investment in and advances to partnerships and joint ventures, at equity". For further information regarding the Company's Joint Ventures, see Note 3 to the consolidated financial statements.


SIGNIFICANT TRANSACTIONS

Acquisition of Shopping Malls from Rouse

         On April 28, 2003, the Company acquired Moorestown Mall, The Gallery at Market East and Exton Square Mall from affiliated entities of The Rouse Company ("Rouse"). In a related transaction, on June 5, 2003, the Company acquired Echelon Mall and Plymouth Meeting Mall from Rouse. Additionally, on June 5, 2003, the Company acquired the ground lessor's interest in Plymouth Meeting Mall from the Teachers Insurance and Annuity Association ("TIAA"). These transactions were conducted by the Company through an exchange accommodation title holder in accordance with the provisions of Section 1031 of the Internal Revenue Code. In addition, on April 28, 2003, New Castle Associates acquired Cherry Hill Mall from Rouse in exchange for its interest in Christiana Mall, cash and the assumption by New Castle Associates of mortgage debt on Cherry Hill Mall. As further described below, on that same date, the Company also acquired an ownership interest in New Castle Associates and an option to acquire the remaining ownership interests.

         The aggregate purchase price for the Company's acquisition of the five malls from Rouse, for TIAA's ground lease interest in Plymouth Meeting Mall and for its interest in New Castle Associates (including the additional purchase price expected to be paid upon exercise of the Company's option to acquire the remaining interests in New Castle Associates) was $549.4 million, including approximately $237.4 million in cash, the assumption of $277 million in non-recourse mortgage debt and the issuance of $35 million in units of limited partnership interest in the Company's operating partnership ("PALP OP Units"). All of the PALP OP Units were or will be issued as part of the consideration for the Company's acquisition of its interest in New Castle Associates. One of the partners of New Castle Associates, Pan American Associates, the former sole general partner and a limited partner of New Castle Associates, is controlled by Ronald Rubin, the Company's Chairman and Chief Executive Officer, and George Rubin, a trustee of the Company and President of the Company's management subsidiaries, PREIT-RUBIN, Inc. and PREIT Services, LLC.

         The Company financed the cash portion of the purchase price through the acquisition credit facility and the financings described below under "Liquidity and Capital Resources - Acquisition Credit Facility" and "- Mortgage Refinancings."

         The Company's acquisition of its interest in New Castle Associates consisted of acquiring 49% of the aggregate partnership interests in New Castle Associates from partners of New Castle Associates other than Pan American Associates on April 28, 2003, in exchange for an aggregate of 585,422 PALP OP Units valued at $17.1 million. Simultaneously with this acquisition, the Company increased its aggregate ownership interest in New Castle Associates to 72.89% by acquiring an additional ownership interest directly from New Castle Associates in exchange for a cash investment in New Castle Associates of approximately $30.8 million. This cash investment was used by New Castle Associates to pay to Rouse the majority of the cash portion of the purchase price and associated costs for the acquisition of Cherry Hill Mall.

         The Company also obtained an option, exercisable commencing April 30, 2004 and expiring October 27, 2004, to acquire the remaining interests in New Castle Associates, including that of Pan American Associates, in exchange for an aggregate of 609,317 additional PALP OP Units. If the Company does not exercise this option, the remaining partners of New Castle Associates will have the right, beginning April 28, 2008 and expiring October 25, 2008, to require the Company to acquire the remaining interests in New Castle Associates in exchange for an aggregate of 670,248 additional PALP OP Units. Unless and until the Company acquires the remaining interests in New Castle Associates, the remaining partners of New Castle Associates other than the Company will be entitled to receive a cumulative preferred distribution equal to approximately $1.2 million in the aggregate per annum, subject to certain downward adjustments based upon certain capital distributions by New Castle Associates. If the Company does not exercise its call right, this preferred distribution will increase by 50% beginning January 1, 2005 and by an additional 5% over the amount for the preceding year beginning each January 1 thereafter. If the remaining New Castle Associates partners do not exercise their put rights, this preferred distribution will terminate on October 25, 2008.

         In connection with the Company's acquisition of its interest in New Castle Associates, Pan American Associates ceased to be a general partner of New Castle Associates and the Company designated one of its affiliates as the sole general partner. Certain former partners of New Castle Associates not affiliated with the Company exercised their special right to redeem for cash an aggregate of 261,349 PALP OP Units issued to such partners at closing, and the Company paid to those partners an aggregate amount of approximately $7.7 million. In addition, the Company granted registration rights to the partners of New Castle Associates with respect to the Company shares underlying the PALP OP Units issued or to be issued to them, other than those redeemed for cash following the closing.

         To facilitate the exchange of Christiana Mall for Cherry Hill Mall, the Company waived any right of first refusal that it may have had with respect to the sale of Christiana Mall by New Castle Associates. Upon the sale of Christiana Mall by New Castle Associates, and before the Company's investment in New Castle Associates, the Company's management and leasing agreement for that property was terminated, and the Company received a brokerage fee of $2 million from New Castle Associates in respect of the exchange of Christiana Mall for Cherry Hill Mall. The Company also entered into a new management and leasing agreement with New Castle Associates for Cherry Hill Mall, which provides for a fee of approximately 5.25% of all rents and other revenues received by New Castle Associates from the Cherry Hill Mall.

    The following chart shows information related to each of these malls:

-------------- ---------- ---------- ---------- ----- ------------ ---------- --------- --------- ---------- ------ ----------
                            Total                                              Mortgage
                 Total      Owned                                              Balance
                 Square     Square        %     Sales                           (in      Mortgage   Date of
                Feet (in   Feet (in   Occupied   per     Major       Lease     millions) Interest   Maturity  Date      Last
  Mall Name    thousands) thousands) In-Line(1) SF(1)   Tenants  Expiration(2)  (3),(4)  Rate (4)     (4)     Built  Renovated
-------------- ---------- ---------- ---------- ----- ------------ ---------- --------- --------- ---------- ------ ----------

Cherry Hill       1,282        533      94.5%   $404  JCPenney       N/A          $74      10.6%   10/1/2005  1961     1990
Mall                                                  Macy's         N/A           60       5.0%   10/1/2005
Cherry Hill,                                          Strawbridge's  N/A
NJ
-------------- ---------- ---------- ---------  ----- ------------ ---------  --------- --------- ---------- ------ ----------

Moorestown        1,036        716      93.9%    312  Boscov's       2005          64   LIBOR      6/11/2013  1963     2000
Mall                                                  Lord &         N/A                +125 bps.
Moorestown,                                           Taylor         2022
NJ                                                    Sears          N/A
                                                      Strawbridge's
-------------- ---------- ---------- ---------  ----- ------------ ---------  --------- --------- ---------- ------ ----------

Exton Square      1,098        463      89.7%    361  Boscov's       N/A          101      6.95%   12/1/2008  1973     2000
Mall                                                  Sears          N/A
Exton, PA                                             JCPenney       N/A
                                                      Strawbridge's  N/A
-------------- ---------- ---------- ---------  ----- ------------ ---------  --------- --------- ---------- ------ ----------

The Gallery        1220        191      98.9%    419  K-Mart         N/A           --         --       --     1977     1983
at Market                                             Strawbridge's  N/A
East
Philadelphia,
PA

-------------- ---------- ---------- ---------  ----- ------------ ---------  --------- --------- ---------- ------ ----------

Echelon Mall      1,140        601      80.1%    252  Boscov's       N/A           --         --       --     1970     1998
Voorhees, NJ                                          Strawbridge's  N/A

-------------- ---------- ---------- ---------  ----- ------------ ---------  --------- --------- ---------- ------ ----------

Plymouth            823        607      87.4%    244  Boscov's       2015          --         --       --     1966     1999
Meeting Mall                                          Strawbridge's  N/A
Plymouth
Meeting, PA

-------------- ---------- ---------- ---------  ----- ------------ ---------  --------- --------- ---------- ------ ----------

TOTAL /           6,599      3,111      90.0%   $328                             $299
AVERAGE
-------------- ---------- ---------- ---------  ----- ------------ ---------  --------- --------- ---------- ------ ----------

(1) Information is as of 12/31/02.
(2) The lease expiration date for tenants that own their own store is noted as N/A.
(3) Mortgage balances are as of the settlement date.
(4) Reflects the June 2003 refinancing of Moorestown Mall.


Sale of Multifamily Portfolio

         On May 30, 2003, the Company completed the sale of 13 of its wholly-owned multifamily properties to MPM Acquisition Corp., an affiliate of Morgan Properties, Ltd. (together, "Morgan"), for a total sale price of $314 million (approximately $151.5 million of which consisted of assumed indebtedness). The sale was completed pursuant to a purchase and sale agreement entered into by the Company in March 2003 to sell all of the 19 properties and related assets in its portfolio of multifamily properties to Morgan for $420 million, which included the assumption of certain indebtedness by Morgan. The 19 properties in the Company's multifamily portfolio (aggregating to a total of 7,242 apartment units), consisted of 15 properties that were wholly-owned by the Company and four multifamily properties in which the Company held a 50% joint venture interest. Prior to the closing on May 30, 2003, the Company and Morgan amended the purchase and sale agreement to exclude from the transaction the Company's interests in the four properties held in joint venture form, resulting in a reduction of approximately $24.85 million, inclusive of $13.4 million in indebtedness that was to be assumed, from the original sale price of $420 million.

         The original purchase and sale agreement was also amended to reflect
(1) the deferral of the closing of two of the wholly-owned multifamily properties, Emerald Point in Virginia Beach, Virginia and Regency Lakeside in Omaha, Nebraska, until on or before July 31, 2003 (unless further extended for 90 days by both parties) pending receipt of a required consent from Fannie Mae to Morgan's assumption of the loans secured by those properties and (2) the addition of a purchase price credit of $3 million for Morgan toward its closing costs upon the closing of the sale of all 15 of the Company's wholly-owned multifamily properties. On July 25, 2003, the Company completed the sale of the two remaining wholly-owned properties to Morgan for $81.4 million, inclusive of $33.8 million in assumed indebtedness and before giving effect to the $3 million purchase price credit. Morgan's cash deposit of approximately $3.1 million was returned to Morgan upon the closing of the two additional wholly-owned properties. The net cash proceeds received by the Company were $44.3 million.

         With respect to its four joint venture multifamily properties, the Company has sold its 50% interest in the following two properties: (1) Cambridge Hall Apartments in West Chester, Pennsylvania; sold on May 1, 2003 to Tree Farm Road, L.P. (the Company's joint venture partner) for $6.7 million, inclusive of $2.5 million in assumed indebtedness and (2) Countrywood Apartments in Tampa, Florida; sold on May 31, 2003 to Countrywood Apartments General Partnership (the Company's joint venture partner) for $9.1 million, inclusive of $7.3 million in assumed indebtedness. The Company also has entered into two separate agreements to sell its interests in the other two joint venture properties to its joint venture partners for an aggregate of approximately $8.6 million, inclusive of approximately $3.5 million of assumed indebtedness. Closing on these two sales is expected to occur no later than October 13, 2003.

         The Company has used a substantial portion of the net proceeds of the sales of its multifamily properties to pay off the amounts borrowed under its unsecured acquisition credit facility entered into in connection with the Company's acquisition of six malls from affiliated companies of The Rouse Company.

         The Company's sale of its multifamily portfolio to Morgan has been structured to meet the requirements of Section 1031 of the Internal Revenue Code for a tax-deferred exchange for certain of the retail properties acquired from The Rouse Company.



CRITICAL ACCOUNTING POLICIES

         In preparing the consolidated financial statements, management has made estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. In preparing these financial statements, management has utilized available information including the Company's past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments, giving due consideration to materiality. Actual results may differ from those estimates. In addition, other companies may utilize different estimates, which may impact comparability of the Company's results of operations to those of companies in similar businesses. Set forth below is a summary of the accounting policies that management believes are critical to the preparation of the consolidated financial statements. This summary should be read in conjunction with the more complete discussion of the Company's accounting policies included in Note 1 to the consolidated financial statements of the Company.

Revenue Recognition

         The Company derives over 84% of its revenues from tenant rents and other tenant related activities. Tenant rents include base rents, percentage rents, expense reimbursements (such as common area maintenance, real estate taxes and utilities) and straight-line rents. The Company records base rents on a straight-line basis, which means that the monthly base rent income according to the terms of the Company's leases with its tenants is adjusted so that an average monthly rent is recorded for each tenant over the term of its lease. The difference between base rent and straight-line rent is a non-cash increase or decrease to rental income. The straight-line rent adjustment increased revenue by approximately $1.0 million in 2002, $0.8 million in 2001 and $1.2 million in 2000. Percentage rents represent rental income that the tenant pays based on a percentage of its sales. Tenants that pay percentage rent usually pay in one of two ways, either a percentage of their total sales or a percentage of sales over a certain threshold. In the latter case, the Company does not record percentage rent until the sales threshold has been reached. Deferred revenue represents rental revenue received from tenants prior to their due dates. Certain lease agreements contain provisions that require tenants to reimburse a pro rata share of real estate taxes and certain common area maintenance costs. Expense reimbursement payments generally are made monthly based on a budgeted amount determined at the beginning of the year. During the year, the Company's income increases or decreases based on actual expense levels and changes in other factors that influence the reimbursement amounts, such as occupancy levels. In 2002, the Company accrued $0.6 million of income because reimbursable expense levels were greater than amounts billed. Shortly after the end of the year, the Company prepares a reconciliation of the actual amounts due from tenants. The difference between the actual amount due and the amounts paid by the tenant throughout the year is billed or credited to the tenant, depending on whether the tenant paid too much or too little during the year. Termination fee income is recognized in the period when a termination agreement is signed. In the event that a tenant is in bankruptcy when the termination agreement is signed, termination fee income is recognized when it is received.

         The Company's other significant source of revenues comes from management activities, including property management, leasing and development. Management fees generally are a percentage of managed property revenues or cash receipts. Leasing fees are earned upon the consummation of new leases. Development fees are earned over the time period of the development activity. These activities collectively are referred to as "management fees" in the consolidated statement of income. There are no significant cash versus accrual differences for these activities.


Allowance for Doubtful Accounts Receivable

         The Company makes estimates of the collectibility of its accounts receivables related to tenant rents, including base rents, percentage rents, straight line rentals, expense reimbursements and other revenue or income. The Company specifically analyzes accounts receivable, historical bad debts, customer credit worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, the Company makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the time required to reach an ultimate resolution of these claims can exceed one year. These estimates have a direct impact on the Company's net income because a higher bad debt reserve results in less net income.

Real Estate

         Land, buildings and fixtures and tenant improvements are recorded at cost and stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations and/or replacements, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

         Properties are depreciated using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

              Buildings                                     30-50 years
              Land Improvements                             15 years
              Furniture/Fixtures                            3-10 years
              Tenant Improvements                           Lease term

         The Company is required to make subjective assessments as to the useful life of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company's net income. If the Company were to lengthen the expected useful life of a particular asset, it would be depreciated over more years, and result in less depreciation expense and higher annual net income.

         Assessment by the Company of certain other lease related costs must be made when the Company has a reason to believe that the tenant may not be able to perform under the terms of the lease as originally expected. This requires management to make estimates as to the recoverability of such assets. Gains from sales of real estate properties generally are recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 66 - "Accounting for Real Estate Sales," provided that various criteria are met relating to the terms of sale and any subsequent involvement by the Company with the properties sold.

         The Company has certain joint venture investments that are consolidated for financial reporting purposes because the Company either is subject to a majority of the risk of loss or is entitled to receive a majority of the entity's residual returns or both. The operations that are not allocable to the Company's joint venture in these entities are reflected in minority interest in the consolidated statements of income.

Off Balance Sheet Arrangements

         The Company has a number of off balance sheet joint ventures and other unconsolidated arrangements with varying structures described more fully in Note 3 to the consolidated financial statements. All of these arrangements are accounted for under the equity method because the Company has the ability to exercise significant influence, but not control over the operating and financial decisions of the joint ventures. Accordingly, the Company's share of the earnings of these joint ventures and companies is reflected in consolidated net income based upon the Company's estimated economic ownership percentage.

         To the extent that the Company contributes assets to a joint venture, the Company's investment in the joint venture is recorded at the Company's cost basis in the assets that were contributed to the joint venture. To the extent that the Company's cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and reflected in the Company's share of equity in net income of joint ventures.


Assets Held for Sale

         The Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. When assets are identified by management as held for sale, the Company discontinues depreciating the assets and estimates the sales price, net of selling costs of such assets. If, in management's opinion, the net sales price of the assets that have been identified for sale is less than the net book value of the assets, a valuation allowance is established. The Company generally considers assets to be held for sale when the transaction has been approved by the appropriate level of management and there are no known material contingencies relating to the sale such that the sale is probable within one year. Accordingly, the results of operations of operating properties disposed of or classified as held for sale subsequent to January 1, 2002 for which the Company has no significant continuing involvement, are reflected as discontinued operations.

         The Company's multifamily segment was originally reported as continuing operations in the consolidated statements of income included in the Company's Annual Report on Form 10-K for the year ending December 31, 2002. Since the filing of the Form 10-K on March 31, 2003, the wholly-owned multifamily properties have either been sold or classified as held for sale. Accordingly, pursuant to SFAS No. 144, the Company is re-issuing the financial statements included in its Form 10-K to reflect such properties as discontinued operations in the statements of income for all periods presented.

Asset Impairment

         On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties may be impaired. A property's value is impaired only if management's estimate of the aggregate future cash flows - undiscounted and without interest charges - to be generated by the property are less than the carrying value of the property. These estimates consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. In addition, these estimates may consider a probability weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long lived asset are under consideration or when a range is estimated. The determination of undiscounted cash flows requires significant estimates by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated action could impact the determination of whether an impairment exists and whether the effects could materially impact the Company's net income. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property.

         The Company conducts an annual review of goodwill balances for impairment and to determine whether any adjustments to the carrying value of goodwill are recognized.



LIQUIDITY AND CAPITAL RESOURCES

Equity Offering

         On July 11, 2001, the Company issued, through a public offering, 2.0 million shares of beneficial interest at a price of $23.00 per share (the "Offering"). Net proceeds from the Offering after deducting the underwriting discount of $1.5 million and other expenses of approximately $0.2 million were approximately $44.3 million. Proceeds from the Offering were used to repay $20.7 million outstanding on an existing construction loan and $16.5 million of outstanding indebtedness under the Company's Credit Facility. The remaining proceeds were used to fund projects then under development.

Credit Facility

         The Company's operating partnership has a $200 million revolving credit facility (the "Credit Facility") with a group of banks. As of December 31, 2002, the obligations of the Company's operating partnership under the Credit Facility were secured by a pool of 11 properties and were guaranteed by the Company. There was $130.8 million outstanding under the Credit Facility at December 31, 2002. The Credit Facility expires in December 2003. The initial term of the Credit Facility may be extended for an additional year on the lender's approval. The Company has not yet determined if it will seek to extend the existing Credit Facility or if it will seek another financing alternative.

         The Credit Facility bears interest at the London Interbank Offered Rate (LIBOR) plus margins ranging from 130 to 190 basis points (after giving effect to an amendment to the Credit Facility in the second quarter of 2003), depending on the ratio of the Company's consolidated liabilities to gross asset value (the "Leverage Ratio"), each as determined pursuant to the terms of the Credit Facility. As of December 31, 2002, the margin was set at 165 basis points.

         The Credit Facility, as amended in the second quarter of 2003, contains affirmative and negative covenants customarily found in facilities of this type, as well as requirements that the Company maintain, on a consolidated basis: (1) a maximum Leverage Ratio of 0.70:1; (2) a maximum Borrowing Base Value (as defined in the Credit Facility) of 70%; (3) a minimum weighted average collateral pool property occupancy of 85%; (4) minimum Tangible Net Worth (as defined in the Credit Facility) of $262 million plus 75% of cumulative net proceeds from the sale of equity securities; (5) minimum ratios of earnings before interest, taxes, depreciation, and amortization ("EBITDA") to Debt Service and Interest Expense (as defined in the Credit Facility) of 1.55:1 and 1.90:1, respectively, at December 31, 2002; (6) maximum floating rate debt of $400 million; and (7) maximum commitments for properties under development not in excess of 25% of Gross Asset Value (as defined in the Credit Facility). As of the date of this report, the Company is in compliance with all of these debt covenants.

         The amendment to the Credit Facility in the second quarter of 2003 also modified the definition of Total Liabilities to exclude the debt premiums on the properties acquired from The Rouse Company resulting from the above-market interest rates on the assumed debt. The Company agreed to pay each lender under the Credit Facility an amendment fee of 0.15% of each lender's existing revolving commitment amount, which fees totaled $300,000.

Acquisition Credit Facility

         The Company financed a significant portion of the cash portion of the purchase price for its acquisition of six malls from The Rouse Company through an unsecured credit facility (the "Acquisition Credit Facility"). The Acquisition Credit Facility included a $175 million term loan and a $25 million revolving line of credit. PREIT applied a substantial portion of the proceeds from the sale of its multifamily portfolio to repay in full all amounts borrowed under the Acquisition Credit Facility as of July 25, 2003. The revolving line of credit remains available for future borrowings. The fees paid to Wells Fargo for the term loan and the revolving line of credit were $1,312,500 and $187,500, respectively. In addition, there is a fee of 0.125% per annum on the unused portion of the revolving line of credit payable to Wells Fargo quarterly in arrears. At PREIT's option, the revolving line of credit bears interest at either the Base Rate (the greater of Wells Fargo's prime rate or the Federal Funds Rate plus 0.5%) or the LIBOR rate for which deposits are offered to Wells Fargo for one-, two-, three- or six-month periods, plus margins ranging from 2.5% to 3.0%, depending on PREIT's ratio of Total Liabilities to Gross Asset Value (as defined in the credit agreement for the Acquisition Credit Facility). As of July 29, 2003, the margins for the LIBOR Loans were set at 3.0%.


         The financial covenants of the Acquisition Credit Facility are the same as those of the Credit Facility, plus two additional covenants providing that the Company's secured recourse indebtedness may not exceed 15% of its Gross Asset Value and that the Company may not, without Wells Fargo's approval, incur unsecured indebtedness (as defined in the credit agreement for the Acquisition Credit Facility) other than under the Acquisition Credit Facility and the Credit Facility or with respect to trade payables.

Mortgage Refinancings

         In the second quarter of 2003, the Company refinanced Dartmouth Mall in Dartmouth, Massachusetts for $70 million and Moorestown Mall in Moorestown, New Jersey for $64.3 million. The term of the refinancings is ten years, with amortization on a 30-year basis, at an interest rate of 4.95%. The Company received net cash proceeds of $74.2 million from the refinancings after repayment of the existing mortgage debt on these properties. The proceeds of the refinancings were used toward the cash portion of the purchase price for the Company's acquisition of six malls from The Rouse Company.

Capital Resources

         The Company expects to meet its short-term liquidity requirements generally through its available working capital and net cash provided by operations. The Company believes that its net cash provided by operations will be sufficient to allow the Company to make any distributions necessary to enable the Company to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the foreseeable future, including capital expenditures, tenant improvements and leasing commissions. The following are some of the risks that could impact the Company's cash flows and require the funding of future distributions, capital expenditures, tenant improvements and/or leasing commissions with sources other than operating cash flows:

o  increase in tenant bankruptcies reducing revenue and operating cash flows;
o increase in interest expenses as a result of borrowing incurred in order to finance long-term capital requirements such as property and portfolio acquisitions;
o  increase in interest rates affecting the Company's net cost of borrowing;
o  increase in insurance premiums and/or the Company's portion of claims;
o eroding market conditions in one or more of the Company's primary geographic regions adversely affecting property operating cash flows; and
o  disputes with tenants over common area maintenance and other charges.

The Company expects to meet certain long-term capital requirements such as property and portfolio acquisitions, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional equity securities. The Company also expects to increase the funds available under the Credit Facility by placing acquired or developed properties into the collateral pool upon the achievement of prescribed criteria so as to fund acquisitions, development activities and capital improvements. In general, when the credit markets are tight, the Company may encounter resistance from lenders when the Company seeks financing or refinancing for properties or proposed acquisitions. The Company also may be unable to sell additional equity securities on terms that are favorable to the Company, if at all. Additionally, the following are some of the potential impediments to accessing additional funds under the Credit
Facility:

o  reduction in occupancy at one or more properties in the collateral pool;
o reduction in appraised value of one or more properties in the collateral pool;
o reduction in net operating income at one or more properties in the collateral pool;
o  constraining leverage covenants under the Credit Facility;
o  increased interest rates affecting interest coverage ratios; and
o reduction in the Company's consolidated earnings before interest, taxes, depreciation and amortization (EBITDA).

         At December 31, 2002 the Company had outstanding borrowings of $130.8 million under its Credit Facility and had pledged $0.7 million under the Credit Facility as collateral for several letters of credit. Of the unused portion of the Credit Facility of approximately $68.5 million, as of December 31, 2002, the Company's loan covenant restrictions allowed the Company to borrow approximately an additional $22.6 million based on the existing property collateral pool. As noted, one of the additional means of increasing the Company's borrowing capacity under the Credit Facility is the addition of unencumbered acquisition and/or development properties to the collateral pool. For example, during the first quarter of 2002, the Company placed Creekview Shopping Center, a recently completed retail development project, into the collateral pool, which increased the Company's borrowing capacity by approximately $20 million. The Company expects to place additional projects into the collateral pool to provide additional borrowing capacity, as necessary. The Company believes that the anticipated placement of properties into the collateral pool will allow for sufficient availability of borrowing capacity to fund the development pipeline, as well as any short-term liquidity needs that are not fulfilled by cash flows from operations. At May 31, 2003, the Company had outstanding borrowings of $103.9 million under its Credit Facility and had pledged $0.7 million under the Credit Facility as collateral for several letters of credit. Of the unused portion of the Credit Facility of $95.4 million, as of May 31, 2003, the Company's loan covenant restrictions allowed the Company to borrow approximately an additional $15.6 million based on the existing property collateral pool.


Mortgage Notes

         Mortgage notes payable, which are secured by 19 of the Company's wholly-owned properties, are due in installments over various terms extending to the year 2025 with interest at rates ranging from 4.70% to 8.70% with a weighted average interest rate of 7.32% at December 31, 2002. The following table outlines the timing of payment requirements related to the Company's mortgage notes and Credit Facility as of December 31, 2002 (in thousands):

                                                                 Payments by Period
                                                                 ------------------
                                                          Up to                                     More than
                                          Total          1 Year      2-3 Years       4-5 Years       5 Years
                                          -----          ------      ---------       ---------       -------

       Fixed Rate Mortgages            $319,751(1)      $ 10,924        $22,794        $85,585       $200,448
       Credit Facility                  130,800          130,800              -              -              -
                                        -------          -------        -------        -------       --------
                                       $450,551         $141,724        $22,794        $85,585       $200,448
                                       ========         ========        =======        =======       ========

(1) Includes approximately $192.9 million of mortgages related to the wholly-owned multifamily portfolio.

         The foregoing table includes $18.7 million of balloon payments that come due under the Company's mortgage notes during the next three years. Of this amount, $6.2 million, representing the mortgage on The Woods Apartments, was repaid in January 2003. In addition to the obligations reflected in the foregoing table, a balloon payment of $22.1 million, of which the Company's proportionate share is $8.8 million, comes due in December 2003 with respect to a mortgage loan secured by a retail property owned by a partnership in which the Company has a 40% interest.

         As of December 31, 2002, eight of the Company's multifamily communities are financed with $104 million of permanent, fixed-rate, long-term debt. This debt carries a weighted average fixed interest rate of approximately 6.77%. The eight properties secure the non-recourse loans, which amortize over 30 years and mature in 2009. This debt was assumed by the purchaser upon the sale of the Company's multifamily portfolio as described under "Significant Transactions - Sale of Multifamily Portfolio."

         In March 2002, the mortgage on Camp Hill Plaza Apartments in Camp Hill, Pennsylvania, was refinanced. The new $12.8 million mortgage has a 10-year term and bears interest at the fixed rate of 7.02% per annum. In connection with the refinancing, unamortized deferred financing costs of $0.1 million were written off and are reflected as interest expense in the consolidated statements of income in accordance with the provisions of SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"), which was adopted by the Company in 2002. This mortgage was assumed by the purchaser upon the sale of the Company's Multifamily Portfolio, as described under "Significant Transactions - Sale of Multifamily Portfolio."

         Mortgage notes payable, after giving effect to the Rouse transactions and the sale of the multifamily portfolio, are secured by ten of the Company's wholly-owned properties. The mortgage notes are due in installments over various terms extending to the year 2013 with interest rates ranging from 4.95% to 10.60% with a weighted average interest rate of 6.99% at June 27, 2003. The following table outlines the timing of payment requirements related to the Company's mortgage notes, Acquisition Credit Facility, and Credit Facility as of June 27, 2003 (in thousands):

                                           Payments by Period
                                           ------------------
                                            Up to       1/1/04 to      1/1/06 to      Payments
                             Total         12/31/03      12/31/05       12/31/07     Thereafter
                             -----         --------      --------       --------     ----------
Fixed Rate Mortgages           $527,996      $  4,043     $158,345         $88,137     $277,471
Acquisition Credit Facility      10,250(1)     10,250(1)         -               -            -
Credit Facility                 117,900       117,900            -               -            -
                                -------       -------     --------         -------     --------
                               $656,146      $132,193     $158,345         $88,137     $277,471
                               ========      ========     ========         =======     ========

(1)  The $10.2 million was repaid subsequent to June 27, 2003.

         The foregoing table includes $140.9 million of balloon payments that come due under the Company's mortgage notes during the next 2 1/2 years.

Commitments

         At December 31, 2002, the Company had approximately $15.0 million committed to complete current development and redevelopment projects. This amount is expected to be financed through the Credit Facility or through short-term construction loans. In connection with certain development and predevelopment properties acquired as part of the Company's acquisition of TRO, the Company was required as of December 31, 2002 to issue additional Units in its operating partnership to the former owners of the properties upon final determination of the values attributable to the properties by a special committee of disinterested members of the Company's Board of Trustees. Further, as of December 31, 2002, up to an additional 135,000 Units may have been earned by the former TRO affiliates for the period from January 1, 2002 to September 30, 2002, depending upon the final determination by the special committee of the Company's adjusted funds of operations for such period. The special committee has retained independent legal and accounting advisors in connection with its review of the payments owed to the former TRO affiliates. The special committee and its advisors and the former TRO affiliates and their advisors have engaged in discussions concerning the appropriate number of Class A Units to be issued in respect of the nine month period ended September 30, 2002 and the development and predevelopment properties. The discussions between the special committee, the former TRO affiliates and their respective advisors are continuing.

Cash Flows

         During the year ended December 31, 2002, the Company generated $28.5 million in cash flows from operating activities. Financing activities used cash of $1.2 million including: (1) $33.2 million of distributions to shareholders,
(2) $13.0 million and $4.0 million of repayments on a mortgage note payable and a construction loan payable, respectively, (3) $5.0 million of mortgage notes payable principal installments, (4) $1.7 million of net distributions to unit holders of the Company's operating partnership and minority partners and (5) $0.2 million payment of deferred financing costs offset by (1) $10.8 million of net proceeds from shares of beneficial interest issued, (2) $32.3 million of net bank loan borrowings and (3)$12.8 million of proceeds from a mortgage loan. Investing activities used cash of $24.0 million including: (1) $25.2 million of investments in wholly-owned real estate assets, (2) $10.0 million of investments in property under development and (3) $1.7 million of investments in partnerships and joint ventures; offset by (1) cash proceeds from sales of real estate interests of $8.9 million and (2) cash distributions from partnerships and joint ventures in excess of equity in income of $4.0 million.

Contingent Liabilities

         As of December 31, 2002, the Company along with certain of its joint venture partners had guaranteed debt totaling $5.5 million. The debt matures in 2003 (see Note 3 to the consolidated financial statements).

         In June and July respectively, of 2003, a former administrative employee and a former building engineer of PREIT-Rubin Inc. ("PREIT-Rubin") pled guilty to criminal charges related to the misappropriation of funds at a property owned by a third-party for which PREIT-Rubin provided certain management services. The former employees worked under the supervision of the Director of Real Estate for the third-party, who earlier pled guilty to criminal charges. Together with other individuals, the former PREIT-Rubin employees and the third-party's Director of Real Estate misappropriated funds from the third-party through a series of schemes. The third-party has estimated its losses at approximately $15 million, and has alleged that PREIT-Rubin is responsible for such losses under its management agreement. However, no claim has been filed against PREIT-Rubin. The Company believes that restitution to be paid by the individual participants and the fidelity policy carried by the third-party owner will result in mitigation of the third-party's losses. In addition, the Company believes that PREIT-Rubin has valid defenses to any potential claims of the third-party and that it has insurance to cover some or all of any potential claims. The Company is unable to determine an estimate or the likelihood of any loss.

ACQUISITIONS, DISPOSITIONS AND DEVELOPMENT ACTIVITIES

         The Company is actively involved in pursuing and evaluating a number of individual property and portfolio acquisition opportunities. Please refer to "Significant Transactions" above and to Notes 15 and 16 to the consolidated financial statements for a discussion of certain transactions and other significant events that occurred after December 31, 2002. In addition, the Company has stated that a key strategic goal is to obtain managerial control of all of its assets. In certain cases where existing joint venture assets are managed by outside partners, the Company is considering the possible acquisition of these outside interests. In certain cases where that opportunity does not exist, the Company is considering the disposition of its interests. There can be no assurance that the Company will consummate any such acquisition or disposition.

Acquisitions

         In 2000, the Company entered into an agreement giving it a partnership interest in Willow Grove Park, a 1.2 million square foot regional mall in Willow Grove, Pennsylvania. Under the agreement, the Company was responsible for the expansion of the property to include a new Macy's store and decked parking. The total cost of the expansion was $16.6 million. In June 2002, the Company contributed the expansion asset to the partnership. As a result of this contribution, the Company increased its capital interest in the partnership that owns Willow Grove Park to 30% and its management interest in the partnership to 50%, and became the managing general partner of the partnership.

         In 2000, the Company acquired the remaining 35% interest in Emerald Point, a multifamily property located in Virginia Beach, Virginia. The Company paid approximately $11.0 million for the interest, including $5.7 million in assumed debt and $5.3 million borrowed under the Credit Facility.

         In April 2002, the Company purchased Beaver Valley Mall located in Monaca, Pennsylvania for a purchase price of $60.8 million. The purchase was financed primarily through a $48.0 million mortgage and a $10.0 million bank borrowing. The bank borrowing was subsequently repaid. Also in 2002, the Company exercised an option to purchase a portion of the land on which Beaver Valley Mall is situated for $0.5 million.

         In July 2002, the Company acquired the remaining 11% interest in Northeast Tower Center pursuant to the Contribution Agreement entered into in connection with the acquisition of The Rubin Organization. The purchase price for the acquisition consisted of 24,337 Units in the Company's operating partnership, PREIT Associates, L.P.

         In October 2002, the Company acquired the remaining 50% interest in Regency Lakeside Apartments. The Company paid approximately $14.2 million for the interest, including $9.6 million in the form of an assumed mortgage, $2.5 million borrowed under the Credit Facility and $2.1 million in cash.

Dispositions

         In 2001, the Company sold parcels of land located at Paxton Towne Centre in Harrisburg, Pennsylvania and Commons at Magnolia in Florence, South Carolina and an undeveloped parcel of land adjacent to the Metroplex Shopping Center in Plymouth Meeting, Pennsylvania. Consistent with management's stated long-term strategic plan to review and evaluate all joint venture real estate holdings and non-core properties, during 2001 and 2000 the Company sold its interests in several properties. Under this plan, in 2001, the Company sold its interest in the Ingleside Shopping Center in Thorndale, Pennsylvania, and in 2000, the Company sold the CVS Warehouse and Distribution Center in Alexandria, Virginia; Valleyview Shopping Center in Wilmington, Delaware; Forestville Shopping Center in Forestville, Maryland and the Company's 50% interest in Park Plaza Shopping Center in Pinellas Park, Florida.

         In July 2002, the Company sold Mandarin Corners shopping center in Jacksonville, Florida for $16.3 million. The Company recorded a gain on the sale of approximately $4.1 million. In accordance with the provisions of Statement of Financial Accounting Standards No. 144, the operating results and gain on sale of Mandarin Corners Shopping Center are included in discontinued operations for all periods presented.

         In 2003, the Company sold a parcel of land located at Crest Plaza Shopping Center located in Allentown, Pennsylvania for $3.2 million. The Company will recognize a gain of approximately $2.0 million in 2003 as a result of this sale.

Development, Expansions and Renovations

         The Company is involved in a number of development and redevelopment projects, which may require equity funding by the Company or third-party debt or equity financing (see Note 11 to the consolidated financial statements). In each case, the Company will evaluate the financing opportunities available to it at the time a project requires funding. In cases where the project is undertaken with a joint venture partner, the Company's flexibility in funding the project may be governed by the joint venture agreement or the covenants existing in its line of credit, which limit the Company's involvement in joint venture projects.

RELATED PARTY TRANSACTIONS/OFF BALANCE SHEET ARRANGEMENTS

         The Company provides management, leasing and development services for partnerships and other ventures in which certain officers of the Company have either direct or indirect ownership interests, including Ronald Rubin, the Company's Chairman and Chief Executive Officer. The Company believes that the terms of the management agreements for these services are no less favorable to the Company than its agreements with non-affiliates. As discussed in "Significant Transactions - Acquisition of Shopping Malls from Rouse," the Company canceled one such management agreement in the second quarter of 2003, with respect to Christiana Mall, and received a $2 million brokerage fee from the sale of that mall.

         The Company has no material off-balance sheet transactions other than the Joint Ventures described in Note 3 of the consolidated financial statements and the "Overview" section above, and the interest rate swap agreements discussed in "Item 7A. Quantitative and Qualitative Disclosure About Market Risk" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002. No officer or employee of the Company benefits from or has benefited from any off-balance sheet transactions with or involving the Company.

         The Company leases its corporate home office space from Bellevue Associates, an affiliate of certain officers of the Company, including Ronald Rubin, the Company's Chairman and Chief Executive Officer. In the third quarter of 2002, the Company expanded this lease to include additional space within the same building. Management believes that the lease terms were established at market rates at the commencement of the lease.

         In connection with the Company's acquisition of TRO in 1997, the Company issued 200,000 Class A Units in its operating partnership, and agreed to issue up to 800,000 additional Class A Units over a five-year period ending September 30, 2002 contingent on the Company achieving specified performance targets. Through December 31, 2001, 665,000 of the contingent Class A Units had been issued. A special committee of disinterested members of the Company's Board of Trustees will determine whether the remaining 135,000 Class A Units for the period from January 1, 2002 to September 30, 2002 have been earned. Additional Class A Units also will be payable with respect to development and predevelopment properties acquired in the TRO transaction in an amount to be determined by the special committee based on the Contribution Agreement under which the Company acquired its interest in the properties and on the other facts that the special committee deems relevant. The special committee has retained independent legal and accounting advisors in connection with its review of the payments owed to the former TRO affiliates. The special committee and its advisors and the former TRO affiliates and their advisors have engaged in discussions concerning the appropriate number of Class A Units to be issued in respect of the nine month period ended September 30, 2002 and the development and predevelopment properties. The discussions between the special committee, the former TRO affiliates and their respective advisors are continuing. No payments have yet been made or allocated among the former TRO affiliates, but, collectively, Ronald Rubin, George F. Rubin, Edward A. Glickman, Joseph F. Coradino, Douglas S. Grayson and David J. Bryant, each of whom is a former TRO affiliate and an executive officer of the Company, are expected to receive a substantial portion thereof upon payment.

         Officers of the Company, including Ronald Rubin, also are parties to the Rouse transaction through their ownership interest in New Castle Associates, as described above in "Significant Transactions - Acquisition of Shopping Malls from Rouse."

RESULTS OF OPERATIONS

Year Ended December 31, 2002 compared with Year Ended December 31, 2001

         Net income increased by $3.9 million to $23.7 million ($1.47 per share) for the year ended December 31, 2002 as compared to $19.8 million ($1.35 per share) for the year ended December 31, 2001. This increase was primarily because of increased gains on the sale of real estate interests and increased net operating income from properties placed in service or acquired in 2002.

         Revenues increased by $12.8 million or 20% to $75.1 million for the year ended December 31, 2002 from $62.3 million for the year ended December 31, 2001. Gross revenues from real estate increased by $12.7 million to $63.3 million for the year ended December 31, 2002 from $50.6 million for the year ended December 31, 2001. This increase in gross revenues resulted from a $9.5 million increase in base rents, a $3.2 million increase in expense reimbursements and a $0.2 million increase in percentage rents. Base rents increased due to a $9.5 million increase in retail rents, resulting primarily from the inclusion of rents from the newly acquired Beaver Valley Mall ($6.4 million) and two properties under development in 2001 that were placed in service ($2.0 million), and higher rents due to new and renewal leases at higher rates in 2002. Expense reimbursements increased due to an increase in reimbursable property operating expenses. Management company revenue decreased by $0.3 million. Interest and other income increased by $0.3 million due to increased interest on notes receivable from Joint Ventures.

         Property operating expenses increased by $3.6 million to $16.3 million for the year ended December 31, 2002 compared to $12.7 million for the year ended December 31, 2001. Real estate and other taxes increased by $1.2 million due to higher property tax rates. Payroll expense increased $0.8 million due to normal salary increases and increased benefit costs. Utilities increased by $0.2 million. Other operating expenses increased by $1.4 million due primarily to increased insurance and repairs and maintenance expenses. Property operating expenses also were generally higher due to the newly acquired Beaver Valley Mall.

         Depreciation and amortization expense increased by $3.7 million to $13.0 million for the year ended December 31, 2002 from $9.3 million for the year ended December 31, 2001 due to $1.4 million from the newly acquired Beaver Valley Mall, $1.1 million from two properties under development in 2001 that were placed in service, and $1.2 million from additional property improvements.

         General and administrative expenses increased by $1.1 million to $24.7 million for the year ended December 31, 2002 from $23.6 million for the year ended December 31, 2001 primarily due to a $0.8 million increase in payroll and benefits and a $0.3 million increase in marketing costs.

         Interest expense increased by $3.1 million to $15.4 million for the year ended December 31, 2002 as compared to $12.3 million for the year ended December 31, 2001. Mortgage interest increased by $1.3 million. This was primarily due to $2.7 million interest expense for the Beaver Valley Mall mortgage, partially offset by a $1.4 million reduction in interest expense associated with the repayment of a construction note payable at Paxton Towne Centre. Bank loan interest expense increased by $1.8 million because of greater weighted average amounts outstanding in 2002 as compared to 2001.

         Equity in income of partnerships and joint ventures increased by $0.9 million to $7.4 million for the year ended December 31, 2002 from $6.5 million for the year ended December 31, 2001. The increase was primarily due to increased rental revenues, partially offset by increased property operating, depreciation and mortgage interest expense.

         Gains on sales of interests in real estate were $2.1 million in the year 2001 resulting from the sale of the Company's interests in Ingleside Center in Thorndale, Pennsylvania and land parcels at Commons at Magnolia and Paxton Towne Centre in 2001.

         Minority interest in the operating partnership decreased $0.2 million to $1.3 million for the year ended December 31, 2002 from $1.5 million for the year ended December 31, 2001.

         Income from discontinued operations increased $3.6 million in the year ended 2002 compared with the year ended 2001. This increase resulted from the $4.1 million gain on the sale of Mandarin Corners Shopping Center, partially offset by a $0.5 decrease in results of operations and minority interest.

Year Ended December 31, 2001 compared with Year Ended December 31, 2000

         Net income decreased by $12.5 million to $19.8 million ($1.35 per share) for the year ended December 31, 2001 as compared to $32.3 million ($2.41 per share) for the year ended December 31, 2000.

         Revenues increased by $11.0 million or 21% to $62.3 million for the year ended December 31, 2001 from $51.3 million for the year ended December 31, 2000. Gross revenues from real estate increased by $0.7 million to $50.6 million for the year ended December 31, 2001 from $49.9 million for the year ended December 31, 2000. This increase in gross revenues resulted from a $2.9 million increase in base rents, a $0.3 million increase in percentage rents and a $1.5 million increase in expense reimbursements. Offsetting this increase is a $3.7 million decrease in lease termination fees from $4.6 million in 2000 to $0.8 million in 2001. Lease termination fees in 2000 included a $4.0 million fee received in connection with the sale of the CVS Warehouse and Distribution Center. Base rents increased due to a $3.3 million increase in retail rents, resulting from two properties under development in 2000 that were placed in service, and higher rents due to new and renewal leases at higher rates in 2001. These increases include an offset from the sale of two retail properties that were sold in the third quarter of 2000, resulting in a $0.8 million reduction in base rents. The increase in base rents was offset by a $0.4 million decrease in industrial rents due to the sale of the CVS Warehouse and Distribution Center. Percentage rents increased due to higher tenant sales levels. Expense reimbursements increased due to two properties under development in 2000 that were placed in service, increased property operating expenses and the recovery of 2000 renovation costs over 10 years at Dartmouth Mall. Management fees were $11.3 million for the year ended December 31, 2001. This entire amount represents an increase in consolidated revenues in 2001 because PREIT-Rubin was not consolidated in 2000. Interest and other income decreased by $1.0 million because interest income on a loan with PREIT-Rubin was eliminated in 2001 due to the consolidation of PREIT-Rubin effective January 1, 2001. Without the effects of the consolidation of PREIT-Rubin, the Company's revenues for 2001 would have increased by $1.4 million over revenues in 2000.

         Property operating expenses increased by $0.1 million to $12.7 million for the year ended December 31, 2001 from $12.6 million for the year ended December 31, 2000. Payroll expense increased $0.3 million or 12% due to normal salary increases and increased benefit costs. Real estate and other taxes increased by $0.4 million as two properties under development in 2000 were placed in service and tax rates were slightly higher for properties owned during both periods, partially offset by savings from the sale of two properties in 2000. Utilities decreased by $0.1 million. Other operating expenses decreased by $0.8 million due to decreased repairs and maintenance expenses.

         Depreciation and amortization expense increased by $2.4 million to $9.3 million for the year ended December 31, 2001 from $6.9 million for the year ended December 31, 2000 primarily due to $0.9 million from two properties under development in 2000 now placed in service and $1.5 million from a higher asset base, of which $0.9 million is attributable to the 2000 renovation at Dartmouth Mall.

         General and administrative expenses increased by $18.6 million to $23.6 million for the year ended December 31, 2001 from $5.0 million for the year ended December 31, 2000. The primary reason for the increase is the consolidation of PREIT-Rubin in 2001, which accounted for $16.3 million of the increase. General and administrative expenses also increased primarily due to a $1.2 million increase in payroll and benefits expenses, as well as minor increases in several other expense categories totaling $1.0 million in the aggregate.

         Interest expense increased by $1.2 million to $12.3 million for the year ended December 31, 2001 as compared to $11.1 million for the year ended December 31, 2000. Retail mortgage interest increased by $0.5 million. Of this amount, $0.6 million was due to a full year of interest on a mortgage for a property placed in service in 2000, offset by $0.1 million due to amortization of mortgage balances. Bank loan interest expense increased by $0.8 million because of higher amounts outstanding in 2001 as compared to 2000, and because of lower capitalized interest in 2001 due to development assets placed in service in 2001.

         Equity in loss of PREIT-RUBIN was $6.3 million in the year ended December 31, 2000. There was no corresponding amount in 2001 due to the consolidation of PREIT-Rubin in 2001.

         Equity in income of partnerships and joint ventures decreased $0.9 million to $6.5 million for the year ended December 31, 2001 as compared to $7.4 million for the year ended December 31, 2000.

         Minority interest in the operating partnership decreased $1.3 million to $1.5 million in the year ended December 31, 2001 from $2.8 million in the year ended December 31, 2000.

         Gains on sales of interests in real estate were $2.1 million and $10.3 million, respectively, in the years ended December 31, 2001 and 2000 resulting from the sales of the Company's interests in Ingleside Center and land parcels at the Commons at Magnolia Shopping Center and Paxton Towne Centre in 2001, and Park Plaza, the CVS Warehouse and Distribution Center, Valley View Shopping Center and Forestville Shopping Center in 2000.

         Income from discontinued operations increased $0.2 million to $8.2 million for the year ended December 31, 2001 from $8.0 million for the year ended December 31, 2000.

SAME STORE PROPERTIES

         Retail sector net operating income, for the year ended December 31, 2002 for the properties owned since January 1, 2001 (the "Same Store Properties"), increased by $3.0 million or 6.5% over the year ended December 31, 2001. This increase resulted from new and renewal leases at higher rates, higher occupancy and higher percentage rents in 2002 as compared to 2001.

         Net operating income is derived from revenues (determined in accordance with GAAP) minus property operating expenses (determined in accordance with
GAAP). Net operating income does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity; nor is it indicative of funds available for the Company's cash needs, including its ability to make cash distributions. The Company believes that net income is the most directly comparable GAAP measurement to net operating income. The Company believes that net operating income is helpful to investors as a measure of operating performance because it is an indicator of the return on investment on the properties, and provides a comparison measurement of the properties over time. Net operating income excludes general and administrative expenses, management company revenues, interest income, interest expense, depreciation and amortization, income from discontinued operations and gains or sale of interest in real estate.

         Set forth below is a schedule comparing the net operating income for the Same Store Properties for the year ended December 31, 2002, as compared to the year ended December 31, 2001 (in thousands):

                                     For the year ended                                      For the year ended
                                     December 31, 2002                                       December 31, 2001
                                     -----------------                                       -----------------

                             Same Store                   Total                    Same Store                   Total
                             ----------                   -----                    ----------                   -----
Retail
        Revenues                $67,272                  $100,393                    $63,897                  $79,951
        Expenses                (18,823)                  (28,534)                   (18,423)                 (22,108)
                               --------                  --------                    --------                 --------

        NOI                     $48,449                  $71,859                     $45,474                  $57,843
                                =======                  =======                     =======                  =======


         A reconciliation of total net operating income to net income is presented in Note 12 of the consolidated financial statements.


FUNDS FROM OPERATIONS

         The National Association of Real Estate Investment Trusts ("NAREIT") defines Funds from Operations ("FFO") as income before gains (losses) on property sales and extraordinary items (computed in accordance with GAAP); plus real estate depreciation and similar adjustments for unconsolidated joint ventures after adjustments for non-real estate depreciation and amortization of financing costs. The Company computes FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than the Company. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available for the Company's cash needs, including its ability to make cash distributions. The Company believes that net income is the most directly comparable GAAP measurement to FFO. The Company believes that FFO is helpful to investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as various non-recurring items, gains on sales of real estate and depreciation and amortization of real estate.

          FFO increased 14.5% to $51.2 million for the year ended December 31, 2002, as compared to $44.7 million in 2001. The increase was primarily due to completed development projects, the acquisition of a 30% interest in Willow Grove Park; the acquisition of Beaver Valley Mall; and internal growth in the Company's retail portfolio.

         The following information is provided to reconcile net income to FFO, and to show the items included in our FFO for the past periods indicated (in thousands, except per share data):

                                                                                For the year ended December 31,
                                                                        2002      per share          2001     per share
                                                                        ----      ---------          ----     ---------

Net income                                                            $23,678         $1.33       $19,789         $1.19
       Minority interest in operating partnership                       1,307          0.07         1,481          0.09
       Minority interest in discontinued operations                     1,308          0.07         1,043          0.06
       Gains on sales of interests in real estate                           -             -        (2,107)        (0.13)
       Gains on dispositions of discontinued operations                (4,085)        (0.23)            -             -
       Depreciation and amortization:
              Wholly owned & consolidated partnership                  12,709          0.71 (1)     9,123          0.55 (1)
              Unconsolidated partnerships & joint ventures              7,446          0.41 (1)     6,264          0.38 (1)
              Discontinued operations                                   8,727          0.49         8,428          0.51
       Excess purchase price over net assets acquired                       -             -           423          0.03
       Prepayment fee                                                      77             - (2)       255          0.02 (2)
                                                                      -------         -----         -----          ----

FUNDS FROM OPERATIONS                                                 $51,167         $2.85 (3)   $44,699         $2.70 (3)
                                                                      =======         =====       =======         =====

Weighted average number of shares outstanding                          16,162                      14,657
Weighted average effect of full conversion of OP Units                  1,805                       1,869
                                                                        -----                       -----

Total weighted average shares outstanding, including OP Units          17,967                      16,526
                                                                       ------                      ------

1) Excludes depreciation of non-real estate assets, amortization of deferred financing costs and discontinued operations.
2) Prepayment fee for the refinancing of the mortgage on Camp Hill Apartments in 2002 and Countrywood Apartments in 2001.
3) Includes the non-cash effect of straight-line rents of $1.0 million and $1.1 million for year to date 2002 and 2001, respectively.

CAPITAL EXPENDITURES

         Substantially all of the Company's recurring capital expenditures in 2002 related to its wholly owned multifamily properties, which are the subject of the transactions described above in "Significant Transactions - Sale of Multifamily Portfolio." The multifamily properties expended $2.5 million for recurring capital expenditures ($340 per unit owned adjusted for partnership interests). The Company's policy is to capitalize expenditures for floor coverings, appliances and major exterior preparation and painting for apartments. During 2002, $1.8 million ($284 per unit) was expended for floor covering and $0.7 million ($117 per unit owned) for appliances.

COMPETITION

         The Company's shopping centers compete with other shopping centers in their trade areas as well as alternative retail formats, including catalogues, home shopping networks and internet commerce. Economic factors, such as employment trends and the level of interest rates, impact shopping center sales. Some of our properties are of the same type and are within the same market area as other competitive properties. This results in the competition for both acquisition of prime sites and for tenants to occupy the space that we and our competitors develop and manage. The existence of competitive properties could have a material adverse effect on our ability to lease space and on the level of rents we can obtain.

SEASONALITY

         There is seasonality in the retail real estate industry. Shopping center leases often provide for the payment of rents based on a percentage of sales over certain levels. Income from such rents is recorded only after the minimum sales levels have been met. The sales levels are often met in the fourth quarter, during the December holiday season.


INFLATION

         Inflation can have many effects on the financial performance of the Company. Shopping center leases often provide for the payment of rents based on a percentage of sales, which may increase with inflation. Leases may also provide for tenants to bear all or a portion of operating expenses, which may reduce the impact of such increases on the Company. However, during times when inflation is greater than increases in rent as provided for in leases, net increases may not keep up with inflation.

Item 8 of Form 10-K.  Financial Statements and Supplementary Data

The following documents are included in this report:

(1)      Financial Statements

         Independent Auditors' Report                                                      F-2

         Consolidated Balance Sheets as of December 31, 2002 and 2001                      F-3

         Consolidated Statements of Income for the years ended
         December 31, 2002, 2001 and 2000                                                  F-4 to F-5

         Consolidated Statements of Shareholders' Equity and Comprehensive Income
         for the years ended December 31, 2002, 2001 and 2000                              F-6

         Consolidated Statements of Cash Flows for the years
         ended December 31, 2002, 2001 and 2000                                            F-7

         Notes to Consolidated Financial Statements                                        F-8 to F-30

         Opinion of Independent Auditors for Lehigh Valley Associates                      F-31

         Opinion of Independent Auditors for Lehigh Valley Associates                      F-32

(2)      Financial Statement Schedules

         II   -   Valuation and Qualifying Accounts                                        S-1

         III  -   Real Estate and Accumulated Depreciation                                 S-2 to S-3

         All other schedules are omitted because they are not applicable, not required or because the required information is reported in the consolidated financial statement or notes thereto.

Independent Auditors' Report

The Shareholders and Trustees
Pennsylvania Real Estate Investment Trust:

We have audited the consolidated financial statements of Pennsylvania Real Estate Investment Trust (a Pennsylvania business trust) and subsidiaries as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we have also audited the financial statement schedules listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits. We did not audit the financial statements of Lehigh Valley Mall Associates, a partnership in which the Company has a 50% interest, which is reflected in the accompanying consolidated financial statements using the equity method of accounting. The Company's investment in Lehigh Valley Mall Associates at December 31, 2002 and 2001 was a deficit of ($16.0 million) and ($15.9 million), respectively, and the equity in net income of Lehigh Valley Mall Associates was $3.6 million, $3.3 million, and $3.3 million for the years ended December 31, 2002, 2001, and 2000 respectively. The financial statements of Lehigh Valley Mall Associates were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Lehigh Valley Mall Associates, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pennsylvania Real Estate Investment Trust and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Notes 1 and 2, the Company has adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 27, 2003, except as to
Note 16, which is as of
June 27, 2003

CONSOLIDATED BALANCE SHEETS

                                                                             As of December 31,       As of December 31,
                                                                                   2002                      2001
                                                                                   ----                      ----

ASSETS:                                                                     (thousands of dollars, except per share amounts)
        Investments in real estate, at cost:
               Retail properties                                                   $423,046                   $347,269
               Multifamily properties                                               290,607                    254,138
               Construction in progress                                              23,272                     32,383
               Industrial properties                                                  2,504                      2,504
                                                                                   --------                   --------

                              Total investments in real estate                      739,429                    636,294
               Less: Accumulated depreciation                                       136,733                    112,424
                                                                                   --------                   --------

                                                                                    602,696                    523,870

        Investments in and advances to partnerships and joint
               ventures, at equity                                                   25,361                     27,846
                                                                                   --------                   --------

                                                                                    628,057                    551,716

        Other assets:
               Cash and cash equivalents                                             13,553                     10,258
               Rents and sundry receivables (net of allowance for
                     doubtful accounts of $965 and $727, respectively)               13,243                     10,293
               Deferred costs, prepaid real estate taxes
                     and expenses, net                                               48,810                     30,361
                                                                                   --------                   --------

                                                                                   $703,663                   $602,628
                                                                                   ========                   ========


LIABILITIES:
        Mortgage notes payable                                                     $319,751                   $257,873
        Bank loan payable                                                           130,800                     98,500
        Construction loan payable                                                        --                      4,000
        Tenants' deposits and deferred rents                                          5,046                      3,908
        Accrued expenses and other liabilities                                       27,581                     21,294
                                                                                   --------                   --------

                                                                                    483,178                    385,575
                                                                                   --------                   --------

        Minority interest                                                            32,472                     36,768
                                                                                   --------                   --------

        Commitments and contingencies

SHAREHOLDERS' EQUITY:
        Shares of beneficial interest, $1 par value per share; 100,000 authorized; issued and outstanding 16,697 and
               15,876, respectively                                                  16,697                     15,876
        Capital contributed in excess of par                                        216,769                    198,398
        Deferred compensation                                                        (2,513)                    (1,386)
        Accumulated other comprehensive loss                                         (4,366)                    (3,520)
        Distributions in excess of net income                                       (38,574)                   (29,083)
                                                                                   --------                   --------

        Total shareholders' equity                                                  188,013                    180,285
                                                                                   --------                   --------

                                                                                   $703,663                   $602,628
                                                                                   ========                   ========

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME                                                  Year Ended December 31,
                                                                                   -----------------------

                                                                     2002                 2001                    2000
                                                                     ----                 ----                    ----
REVENUES:                                                            (thousands of dollars, except per share amounts)
       Real estate revenue
          Base rent                                                 $46,022                $36,523                 $33,592
          Expense reimbursements                                     12,959                  9,843                   8,320
          Percentage rent                                             1,948                  1,680                   1,369
          Lease termination revenue                                     754                    813                   4,618
          Other real estate revenues                                  1,658                  1,778                   2,009
                                                                    -------                -------                 -------
       Total real estate revenue                                     63,341                 50,637                  49,908
       Management company revenue                                    11,003                 11,336                      --
       Interest and other income                                        711                    361                   1,385
                                                                    -------                -------                 -------

       Total revenues                                                75,055                 62,334                  51,293
                                                                    -------                -------                 -------

EXPENSES:
       Property operating expenses:
          Property payroll and benefits                               3,586                  2,838                   2,549
          Real estate and other taxes                                 4,322                  3,143                   2,659
          Utilities                                                   1,031                    799                     747
          Other operating expenses                                    7,326                  5,876                   6,663
                                                                    -------                -------                 -------

       Total property operating expenses                             16,265                 12,656                  12,618
       Depreciation and amortization                                 12,969                  9,348                   6,888
       General and administrative expenses:
          Corporate payroll and benefits                             14,138                 13,286                   2,703
          Other general and administrative expenses                  10,609                 10,291                   2,250
                                                                    -------                -------                 -------

          Total general and administrative expenses                  24,747                 23,577                   4,953
       Interest expense                                              15,378                 12,306                  11,102
                                                                    -------                -------                 -------

          Total expenses                                             69,359                 57,887                  35,561
                                                                    -------                -------                 -------

                                                                      5,696                  4,447                  15,732

       Equity in income of PREIT - RUBIN, Inc.                           --                     --                  (6,307)
       Equity in income of partnerships
            and joint ventures                                        7,449                  6,540                   7,366
       Gains on sales of interests in real estate                        --                  2,107                  10,298
                                                                    -------                -------                 -------

       Income before minority interest and
          discontinued operations                                    13,145                 13,094                  27,089

       Minority interest in operating partnership                    (1,307)                (1,481)                 (2,844)
                                                                    -------                -------                 -------

       Income from continuing operations                             11,838                 11,613                  24,245

       Income from discontinued operations                            9,063                  9,219                   8,949
       Minority interest in discontinued operations                  (1,308)                (1,043)                   (940)
       Gains on sales of interests in real estate                     4,085                     --                      --
                                                                    -------                -------                 -------

       Income from discontinued operations                           11,840                  8,176                   8,009
                                                                    -------                -------                 -------

NET INCOME                                                          $23,678                $19,789                 $32,254
                                                                    =======                =======                 =======


See accompanying notes to consolidated financial statements.

EARNINGS PER SHARE

                                                                                      Year Ended December 31,
                                                                                      -----------------------

                                                                              2002                2001                 2000
                                                                              ----                ----                 ----
Basic earnings per share
Income from continuing operations                                            $0.73               $0.79                $1.81
Income from discontinued operations                                           0.74                0.56                 0.60
                                                                             -----               -----                -----

     Net income per share - basic                                            $1.47               $1.35                $2.41
                                                                             =====               =====                =====


Diluted earnings per share
Income from continuing operations                                            $0.72               $0.79                $1.81
Income from discontinued operations                                           0.72                0.56                 0.60
                                                                              ----                ----                 ----
     Net income per share - diluted                                          $1.44               $1.35                $2.41
                                                                             =====               =====                =====


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME For the Years Ended December 31, 2002, 2001 and 2000

                                               Shares of                                     Accumulated
                                              Beneficial       Capital                         Other      Distributions    Total
                                                Interest    Contributed in     Deferred    Comprehensive   in Excess   Shareholders'
                                                  $1 Par     Excess of Par   Compensation       Loss      of Net Income    Equity
                                                  ------     -------------   ------------       ----      -------------    ------
                                                                (thousands of dollars, except per share amounts)
Balance, January 1, 2000                        $13,338         $145,697            $--          $--         ($25,623)    $133,412
Net income                                           --               --             --           --           32,254       32,254
   Shares issued upon exercise of options            13              211             --           --               --          224
   Shares issued upon conversion of
      operating partnership units                   116            2,588             --           --               --        2,704
   Shares issued under share purchase plans          43              601             --           --               --          644
   Shares issued under equity incentive plan,
           net of retirements                       118            2,020         (2,162)          --               --          (24)
   Amortization of deferred compensation             --               --            350           --               --          350
   Distributions paid to shareholders
      ($1.92 per share)                              --               --             --           --          (25,658)     (25,658)
                                                -------         --------        -------      -------         --------     --------

Balance, December 31, 2000                      $13,628         $151,117        ($1,812)         $--         ($19,027)    $143,906
                                                -------         --------        -------          ---         --------     --------

Comprehensive Income:
   Net income                                        --               --             --           --           19,789       19,789
   Other comprehensive loss                          --               --             --       (3,520)              --       (3,520)
                                                                                                                            ------

   Total comprehensive income                                                                                               16,269

   Shares issued under equity offering            2,000           42,274             --           --               --       44,274
   Shares issued upon exercise of options             7              129             --           --               --          136
   Shares issued upon conversion of
      operating partnership units                   130            2,730             --           --               --        2,860

   Shares issued under share purchase plans          47              855             --           --               --          902
   Shares issued under equity incentive plan,
           net of retirements                        64            1,293           (730)          --               --          627
   Amortization of deferred compensation             --               --          1,156           --               --        1,156
   Distributions paid to shareholders
      ($2.04 per share)                              --               --             --           --          (29,845)     (29,845)
                                                -------         --------        -------      -------         --------     --------

Balance, December 31, 2001                      $15,876         $198,398        ($1,386)     ($3,520)        ($29,083)    $180,285
                                                -------         --------        -------      -------         --------     --------

Comprehensive Income:
   Net income                                        --               --             --           --           23,678       23,678
   Other comprehensive income                        --               --             --          566               --          566
   Hedging activity attributable
      to development activities                      --               --             --       (1,412)              --       (1,412)
                                                                                                                          --------

   Total comprehensive income                                                                                               22,832

   Shares issued upon exercise of options           121            2,421             --           --               --        2,542
   Shares issued upon conversion of
      operating partnership units                   316            7,087             --           --               --        7,403
   Shares issued under distribution
      reinvestment and share purchase plan          249            5,884             --           --               --        6,133
   Shares issued under share purchase plans          17              326             --           --               --          343
   Shares issued under equity incentive plan,
           net of retirements                       118            2,653         (3,137)          --               --         (366)
   Amortization of deferred compensation             --               --          2,010           --               --        2,010
   Distributions paid to shareholders
      ($2.04 per share)                              --               --             --           --          (33,169)     (33,169)
                                                -------         --------        -------      -------         --------     --------

Balance, December 31, 2002                      $16,697         $216,769        ($2,513)     ($4,366)        ($38,574)    $188,013
                                                =======         ========        =======      =======         ========     ========


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       Year Ended December 31,
                                                                               2002               2001               2000
                                                                               ----               ----               ----

                                                                                      (thousands of dollars)
Cash Flows from Operating Activities:
Net income                                                                   $23,678           $19,789             $32,254
Adjustments to reconcile net income to
       net cash provided by operating activities:
       Minority interest, net of distributions                                     -                 -                 667
       Depreciation and amortization                                          21,411            17,974              15,661
       Amortization of deferred financing costs                                1,156               672                 494
       Provision for doubtful accounts                                           837               533                 752
       Amortization of deferred compensation                                   2,010             1,156                 350
       Gains on sales of interests in real estate                             (4,085)           (2,107)            (10,298)
       Equity in loss of PREIT-RUBIN, Inc.                                         -                 -               6,307
Change in assets and liabilities,
             Net change in other assets                                      (19,078)           (5,615)             (3,351)
             Net change in other liabilities                                   2,612             5,253               1,637
                                                                             -------           -------             -------

Net cash provided by operating activities                                     28,541            37,655              44,473
                                                                             -------           -------             -------

Cash Flows from Investing Activities:
Investments in wholly-owned real estate                                      (25,206)          (14,463)            (24,886)
Investments in construction in progress                                      (10,043)          (29,234)            (25,657)
Investments in partnerships and joint ventures                                (1,686)           (1,732)             (5,093)
Investments in and advances to PREIT-RUBIN, Inc.                                   -                 -              (5,036)
Cash distributions from partnerships and joint
       ventures in excess of equity in income                                  3,958             8,232               1,338
Cash proceeds from sales of interests in partnerships                              -             3,095               2,940
Cash proceeds from sales of wholly-owned real estate                           8,930             7,058              20,044
Net cash received from PREIT-RUBIN, Inc.                                           -             1,616                   -

Net cash used in investing activities                                        (24,047)          (25,428)            (36,350)
                                                                             -------           -------             -------

Cash Flows from Financing Activities:
Principal installments on mortgage notes payable                              (5,014)           (4,575)             (4,440)
Proceeds from mortgage notes payable                                          12,800            15,000                   -
Proceeds from construction loan payable                                            -                 -              17,843
Repayment of mortgage notes payable                                          (13,039)                -             (14,942)
Repayment of construction loan payable                                        (4,000)          (20,647)                  -
Net (payment) borrowing from revolving credit facility                        32,300           (11,800)             19,300
Payment of deferred financing costs                                             (154)             (432)             (1,594)
Shares of beneficial interest issued, net of issuance costs                   10,784            48,348                 294
Distributions paid to shareholders                                           (33,169)          (29,845)            (25,658)
Distributions paid to OP unit holders and minority partners,
       in excess of minority interest                                         (1,707)           (4,109)                  -
                                                                             -------           -------             -------

Net cash used in financing activities                                         (1,199)           (8,060)             (9,197)
                                                                             -------           -------             -------

Net change in cash and cash equivalents                                        3,295             4,167              (1,074)
Cash and cash equivalents, beginning of period                                10,258             6,091               7,165
                                                                             -------           -------             -------

Cash and cash equivalents, end of period                                     $13,553           $10,258              $6,091
                                                                             =======           =======              ======


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2002, 2001 and 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

         Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (collectively with its subsidiaries, the "Company"), is a fully integrated, self-administered and self-managed real estate investment trust ("REIT"), founded in 1960, which acquires, develops, redevelops and operates retail, multifamily and industrial properties. Substantially all of the Company's properties are located in the Eastern United States, with concentrations in the Mid-Atlantic states and in Florida.

         The Company's interest in its properties is held through PREIT Associates, L.P. (the "Operating Partnership"). The Company is the sole general partner of the Operating Partnership and, as of December 31, 2002, the Company held a 90.4% interest in the Operating Partnership.

         Pursuant to the terms of the partnership agreement, each of the other limited partners of the Operating Partnership has the right to convert his/her interest in the Operating Partnership into cash or, at the election of the Company, into shares of the Company on a one-for-one basis, in some cases beginning one year following the respective issue date of the interest in the Operating Partnership and in some cases immediately.

Investment in PREIT-RUBIN, Inc.

         As of December 31, 2000, the Operating Partnership held a 95% economic interest in PREIT-RUBIN, Inc. ("PRI") through its ownership of 95% of PRI's stock, which represented all of the nonvoting common stock of PRI.

         Effective January 1, 2001, in exchange for Company shares valued at approximately $0.5 million, the Operating Partnership acquired the 5% minority interest representing all of the voting common stock in PRI, which is now 100% owned by the Operating Partnership. Also effective January 1, 2001, PRI was converted to a Taxable REIT Subsidiary, as defined under the Internal Revenue Code. As a Taxable REIT Subsidiary, PRI is able to pursue certain business opportunities not previously available under the rules governing REITs. On January 1, 2001, the Company also formed PREIT Services, LLC ("PREIT Services") for the purpose of managing the Company's properties that were previously managed by PRI.

         The Company's investment in PRI was accounted for using the equity method of accounting through December 31, 2000. See Note 4 for further discussion. The excess of the Company's investment over the underlying equity in the net assets of PRI ($16.7 million at December 31, 2002) was amortized using a 35 year life. Effective January 1, 2002, this amount is no longer amortized (see Goodwill and Other Intangible Assets, below).

Consolidation

         The Company consolidates its accounts and the accounts of the Operating Partnership and other controlled subsidiaries and ventures and reflects the remaining interest in the Operating Partnership as minority interest. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform with current year presentations.

Partnership and Joint Venture Investments

         The Company accounts for its investment in partnerships and joint ventures which it does not control using the equity method of accounting. These investments, which represent 30% to 60% noncontrolling ownership interests at December 31, 2002, are recorded initially at the Company's cost and subsequently adjusted for the Company's net equity in income and cash contributions and distributions.

Statements of Cash Flows

         The Company considers all highly liquid short-term investments with an original maturity of three months or less to be cash equivalents. Cash paid for interest, net of amounts capitalized, was $27.7 million, $23.7 million and $24.1 million for the years ended December 31, 2002, 2001 and 2000, respectively. At December 31, 2002 and 2001, cash and cash equivalents totaling $13.6 million and $10.3 million, respectively, included tenant escrow deposits of $0.9 million and $1.0 million, respectively.

Significant Non-Cash Transactions

         The Company assumed long-term debt in the amount of $9.6 million and $5.7 million resulting from property acquisitions in 2002 and 2000. There were no property acquisitions in 2001.

Real Estate Acquisitions

         The Company has adopted the provisions of SFAS 141, Business Combinations. This statement makes significant changes to the accounting for business combinations, goodwill, and intangible assets. Among other provisions, SFAS 141 requires that a portion of the purchase price of real estate acquisitions be assigned to the fair value of an intangible asset for above market operating leases or a liability for below market operating leases. The origination intangible asset represents the fair value of the cost of acquiring leases with existing tenants in place. Management reviews the carrying value of intangible assets for impairment on an annual basis. The market value represents the amount by which future cash flows under the contractual lease terms are either above or below market at the date of acquisition. Such intangible assets or liabilities are then required to be amortized into revenue over the remaining life of the related leases. Above or below market leases are computed utilizing a discounted cash flow model.

Capitalization of Costs

         It is the Company's policy to capitalize interest and real estate taxes related to properties under development and to depreciate these costs over the life of the related assets. For the years ended December 31, 2002, 2001 and 2000, the Company capitalized interest of $0.7 million, $2.0 million and $3.3 million, respectively, and real estate taxes of $0.1 million, $0.1 million and $0.3 million, respectively.

         The Company capitalizes as deferred costs certain expenditures related to the financing and leasing of certain properties. Capitalized financing costs are amortized over the term of the related loans and leasing commissions are amortized over the term of the related leases.

         The Company records certain deposits associated with planned future purchases of real estate as assets when paid. These deposits are transferred to the properties upon consummation of the transaction. The Company capitalizes certain internal costs associated with properties held for future development. These costs were approximately $0.7 million, $0.1 million and $0.1 million for the years ended December 31, 2002, 2001 and 2000, respectively.

         The Company capitalizes repairs and maintenance costs that extend the useful life of the asset and that meet certain minimum cost thresholds. Costs that do not meet these thresholds, or do not extend the asset lives, are expensed as incurred.

Real Estate

         The Company, for financial reporting purposes, depreciates its buildings, equipment and leasehold improvements over their estimated useful lives of 3 to 50 years, using the straight-line method of depreciation. Depreciation expense was $13.0 million, $9.3 million and $6.9 million for the years ended December 31, 2002, 2001 and 2000, respectively. For federal income tax purposes, the Company uses the straight-line method of depreciation and the useful lives prescribed by the Internal Revenue Code.

         Land, buildings and fixtures and tenant improvements are recorded at cost and stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations and/or replacements, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

         Properties are depreciated using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

              Buildings                                  30-50 years
              Land Improvements                          15 years
              Furniture/Fixtures                         3-10 years
              Tenant Improvements                        Lease term

         The Company is required to make subjective assessments as to the useful life of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company's net income. If the Company were to lengthen the expected useful life of a particular asset, it would be depreciated over more years, and result in less depreciation expense and higher annual net income.


         Assessment by the Company of certain other lease related costs must be made when the Company has a reason to believe that the tenant may not be able to perform under the terms of the lease as originally expected. This requires management to make estimates as to the recoverability of such assets.

         Gains from sales of real estate properties generally are recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 66 - "Accounting for Real Estate Sales," provided that various criteria are met relating to the terms of sale and any subsequent involvement by the Company with the properties sold.

Long Lived Assets

         Statement of Financial Standards No. 144 ("SFAS 144"), Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets as held-for-sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not materially affect the Company's consolidated financial statements.

         When assets are identified by management as held for sale, the Company discontinues depreciating the assets and estimates the sales price, net of selling costs of such assets. If, in management's opinion, the net sales price of the assets that have been identified for sale is less than the net book value of the assets, a valuation allowance is established.

         Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The other assets and liabilities related to assets classified as held-for-sale are presented separately in the consolidated balance sheet.

         On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties may be impaired. A property's value is impaired only if management's estimate of the aggregate future cash flows - undiscounted and without interest charges - to be generated by the property are less than the carrying value of the property. These estimates consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. In addition, these estimates may consider a probability weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long lived asset are under consideration or when a range is estimated. The determination of undiscounted cash flows requires significant estimates by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated action could impact the determination of whether an impairment exists and whether the effects could materially impact the Company's net income. To the extent impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property.

         Prior to adoption of SFAS 144, the Company accounted for the impairment of long-lived assets in accordance with SFAS 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.

Derivative Financial Instruments

         The Company accounts for its derivative financial instruments under Statement of Financial Accounting Standard's ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133." Specifically, SFAS No. 133 requires the Company to recognize all derivatives as either assets or liabilities in the consolidated balance sheet and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either shareholders' equity or net income depending on whether the derivative instrument qualifies as an effective hedge for accounting purposes and, if so, the nature of the hedging activity.

Income Taxes

         The Company has elected to qualify as a real estate investment trust under Sections 856-860 of the Internal Revenue Code and intends to remain so qualified. Accordingly, no provision for federal income taxes has been reflected in the accompanying consolidated financial statements.

         Earnings and profits, which determine the taxability of distributions to shareholders, will differ from net income reported for financial reporting purposes due to differences in cost basis, differences in the estimated useful lives used to compute depreciation and differences between the allocation of the Company's net income and loss for financial reporting purposes and for tax reporting purposes.


         The Company is subject to a federal excise tax computed on a calendar year basis. The excise tax equals 4% of the excess, if any, of 85% of the Company's ordinary income plus 95% of the Company's capital gain net income for the year plus 100% of any prior year shortfall over cash distributions during the year, as defined by the Internal Revenue Code. The Company has in the past distributed a substantial portion of its taxable income in the subsequent fiscal year and may also follow this policy in the future.



         No provision for excise tax was made for the years ended December 31, 2002 or 2001, as no tax was due in those years. A provision for excise tax of $0.2 million was recorded for the year ended December 31, 2000.

         The tax status of per share distributions paid to shareholders was composed of the following for the years ended December 31, 2002, 2001, and 2000:

                                             Year Ended December 31,
                                  2002                2001             2000
                                  ----                ----             ----
Ordinary income                   $1.83               $1.80            $1.14
Capital gains                       .08                0.24             0.78
Return of capital                   .13                  --               --
                                  -----               -----            -----
                                  $2.04               $2.04            $1.92
                                  =====               =====            =====

         PRI is subject to federal, state and local income taxes. The operating results of PRI include a provision or benefit for income taxes. Tax benefits are recorded by PRI to the extent realizable.

         The aggregate cost for federal income tax purposes of the Company's investment in real estate was approximately $672 million and $581 million at December 31, 2002 and 2001, respectively.

Fair Value of Financial Instruments

         Carrying amounts reported on the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, and borrowings under the Credit Facility approximate fair value due to the nature of these instruments. Accordingly, these items have been excluded from the fair value disclosures. The estimated fair value for fixed rate debt, which is calculated for disclosure purposes, is based on the borrowing rates available to the Company for fixed rate mortgages payable with similar terms and average maturities. The Company's variable rate debt has an estimated fair value that is approximately the same as the recorded amounts in the balance sheets. Although management is not aware of any factors that would significantly affect these fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and current estimates of fair value may differ significantly from the amounts presented herein.

Revenue Recognition

         The Company derives over 84% of its revenues from tenant rents and other tenant related activities. Tenant rents include base rents, percentage rents, expense reimbursements (such as common area maintenance, real estate taxes and utilities) and straight-line rents. The Company records base rents on a straight-line basis, which means that the monthly base rent income according to the terms of the Company's leases with its tenants is adjusted so that an average monthly rent is recorded for each tenant over the term of its lease. The difference between base rent and straight-line rent is a non-cash increase or decrease to rental income. The straight-line rent adjustment increased revenue by approximately $1.0 million in 2002, $0.8 million in 2001 and $1.2 million in 2000. Certain lease agreements contain provisions that require tenants to reimburse a pro rata share of real estate taxes and certain common area maintenance costs. Percentage rents are recorded after annual tenant sales targets are met. Percentage rents represent rental income that the tenant pays based on a percentage of its sales. Tenants that pay percentage rent usually pay in one of two ways, either a percentage of their total sales or a percentage of sales over a certain threshold. In the latter case, the Company does not record percentage rent until the sales threshold has been reached. Deferred revenue represents rental revenue received from tenants prior to their due dates. Expense reimbursement payments generally are made monthly based on a budgeted amount determined at the beginning of the year. During the year, the Company's income increases or decreases based on actual expense levels and changes in other factors that influence the reimbursement amounts, such as occupancy levels. These increases/ decreases are non-cash changes to rental income. In 2002, the Company accrued $0.6 million of income because reimbursable expense levels were greater than amounts billed. Shortly after the end of the year, the Company prepares a reconciliation of the actual amounts due from tenants. The difference between the actual amount due and the amounts paid by the tenant throughout the year is credited or billed to the tenant, depending on whether the tenant paid too much or too little during the year. Termination fee income is recognized in the period when a termination agreement is signed. In the event that a tenant is in bankruptcy when the termination agreement is signed, termination fee income is recognized when it is received.

         The Company's other significant source of revenues comes from management activities, including property management, leasing and development. Management fees generally are a percentage of managed property revenues or cash receipts. Leasing fees are earned upon the consummation of new leases. Development fees are earned over the time period of the development activity. These activities collectively are referred to as "management fees" in the consolidated statement of income. There are no significant cash versus accrual differences for these activities.

         No tenant represented 10% or more of the Company's rental revenue in any period presented.

Use of Estimates

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill and Other Intangible Assets

         On January 1, 2002, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires the Company to cease amortizing goodwill as of June 30, 2001, effective January 1, 2002.

         Under SFAS No. 142, the Company will conduct an annual review of the goodwill balances for impairment and determine whether any adjustments to the carrying value of goodwill are required. The Company's other assets on the accompanying consolidated balance sheets at December 31, 2002 and December 31, 2001 include $16.7 million and $12.9 million, respectively (net of $1.1 million of amortization expense recognized prior to January 1, 2002) of goodwill recognized in connection with the acquisition of The Rubin Organization in 1997.

         The impact of goodwill amortization recorded in 2001 and 2000 is as follows (thousands of dollars, except per share data):

                                                      Year Ended December 31,
                                                    2001                 2000
                                                    ----                 ----
    Net income                                      $19,789              $32,254
       Impact of goodwill amortization                  423                  291
                                                    -------              -------
    Adjusted net income                             $20,212              $32,545
                                                    =======              =======
    Basic earnings per share                          $1.35                $2.41
       Impact of goodwill amortization                 0.03                 0.02
                                                    -------              -------
    Adjusted basic earnings per share                 $1.38                $2.43
                                                    =======              =======

    Diluted earnings per share                        $1.35                $2.41
       Impact of goodwill amortization                 0.03                 0.02
                                                    -------              -------
    Adjusted diluted earnings per share               $1.38                $2.43
                                                    =======              =======

Off Balance Sheet Arrangements

         The Company has a number of off balance sheet joint ventures and other unconsolidated arrangements with varying structures described more fully in Note 3 below. All of these arrangements are accounted for under the equity method because the Company has the ability to exercise significant influence, but not control over the operating and financial decisions of the joint ventures. Accordingly, the Company's share of the earnings of these joint ventures and companies is included in consolidated net income.

         To the extent that the Company contributes assets to a joint venture, the Company's investment in the joint venture is recorded at the Company's cost basis in the assets that were contributed to the joint venture. To the extent that the Company's cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and reflected in the Company's share of equity in net income of joint ventures.

Discontinued Operations

         The Company adopted the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also retains the basic provisions for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in SFAS No. 144, assuming no significant continuing involvement, the sale of a retail or industrial property is now considered a discontinued operation. In addition, properties classified as held for sale are considered discontinued operations. The Company generally considers assets to be held for sale when the transaction has been approved by the appropriate level of management and there are no known material contingencies relating to the sale such that the sale is probable within one year. Accordingly, the results of operations of operating properties disposed of or classified as held for sale subsequent to January 1, 2002 for which the Company has no significant continuing involvement, are reflected as discontinued operations. Properties classified in this manner for 2002 were reclassified as such in the accompanying Statements of Operations for each of the three years ended December 31, 2002. Interest expense, which is specifically identifiable to the property, is used in the computation of interest expense attributable to discontinued operations. Certain prior periods amounts have been restated to conform with current year presentation in accordance with SFAS No. 144. Please refer to Note 2 below for a description of the properties included in discontinued operations as of December 31, 2002.

Stock-based Compensation Expense

         Effective January 1, 2003, the Company adopted the expense recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. The Company values stock options issued using the Black-Scholes option-pricing model and recognizes this value as an expense over the period in which the options vest. Under this standard, recognition of expense for stock options is prospectively applied to all options granted after the beginning of the year of adoption. Prior to 2003, the Company followed the intrinsic method set forth in APB Opinion 25, Accounting for Stock Issued to Employees. The compensation expense associated with the stock options is included in general and administrative expenses in the accompanying consolidated statements of operations.

         In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123" amended FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

         Under the modified prospective method of adoption selected by the Company under the provisions of SFAS No. 148, compensation cost will be recognized in 2003 as if the recognition provisions of SFAS No. 123 had been applied from the date of adoption. The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period (thousands of dollars, except per share amounts).

                                                                                Year Ended December 31
                                                                                ----------------------

                                                                    2002                 2001                    2000
                                                                    ----                 ----                    ----

Net Income                                                        $23,678              $19,789                 $32,254

Add: Stock-based employee compensation
       expense included in reported net income                      2,008                1,156                     350

Deduct: Total stock-based employee
           compensation expense determined under
           fair value based method for all awards                  (2,159)              (1,306)                   (499)
                                                                  -------              -------                 -------

                                                                  $23,527              $19,639                 $32,105
                                                                  =======              =======                 =======


Earnings per share:
       Basic - as reported
                                                                    $1.47                $1.35                   $2.41
                                                                    =====                =====                   =====


       Basic - pro forma
                                                                    $1.46                $1.34                   $2.40
                                                                    =====                =====                   =====


       Diluted - as reported
                                                                    $1.44                $1.35                   $2.41
                                                                    =====                =====                   =====


       Diluted - pro forma
                                                                    $1.44                $1.34                   $2.40
                                                                    =====                =====                   =====


Recent Accounting Pronouncements

         In November 2002, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees; including Guarantees of Indebtedness of Others." This interpretation requires that a liability be recognized at the inception of a guarantee issued or modified after December 31, 2002 whether or not payment under the guarantee is probable. For guarantees entered into prior to December 31, 2002, the interpretation requires certain information related to the guarantees be disclosed in the guarantor's financial statements. The disclosure requirements of this interpretation are effective for fiscal years ending after December 15, 2002. In the normal course of business, the Company has guaranteed certain indebtedness of others. These guarantees have historically been disclosed by the Company. Therefore the impact of the disclosure requirements will not be material to the Company's financial condition. The impact of adoption of the recognition provisions is not expected to be material to the Company's financial condition or results of operations as the Company historically has provided guarantees on a limited basis.

         In January 2003, the FASB issued Financial Interpretation No. 46, ("FIN No. 46"), "Consolidation of Variable Interest Entities." The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003 and applies to existing variable interest entities in the first fiscal year or interim period beginning after June 15, 2003. FIN No. 46 requires that a variable interest entity be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The impact of FIN No. 46 is not expected to be material to the Company's results of operations or shareholders' equity.

         During 2002, the FASB issued SFAS Nos. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS No. 145"), and No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The Company has historically incurred these costs and expects it will continue to incur these costs as it refinances term debt prior to its maturity. The Company adopted this accounting standard effective December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for exit and disposal costs. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The impact of the adoption of SFAS No. 146 is not expected to be material to the Company's financial condition or results of operations.

2. REAL ESTATE ACTIVITIES

         Investments in real estate as of December 31, 2002 and 2001 are comprised of the following (in thousands):

                                                                2002                2001
                                                                ----                ----
              Buildings and improvements                    $608,544            $519,864
              Land                                           130,885             116,430
                                                             -------             -------
                                                             739,429             636,294
              Accumulated depreciation                      (136,733)           (112,424)
                                                            --------            --------
              Net investments in real estate                $602,696            $523,870
                                                            ========            ========

Acquisitions

         In April 2002, the Company purchased Beaver Valley Mall located in Monaca, Pennsylvania for a purchase price of $60.8 million. The purchase was financed primarily through a $48.0 million mortgage and a $10.0 million bank borrowing. The bank borrowing was subsequently repaid. Also in 2002, the Company exercised an option to purchase a portion of the land on which Beaver Valley Mall is situated for $0.5 million.

         Pro forma revenues, net income, basic net income per share and diluted net income per share for the twelve month periods ended December 31, 2002 and 2001, reflecting the purchase of Beaver Valley Mall as if the purchase took place at the beginning of the respective periods indicated, are presented below. The unaudited pro forma information presented within this footnote is not necessarily indicative of the results which actually would have occurred if the acquisition had been completed at the beginning of the respective periods indicated, nor does the pro forma information purport to represent the results of operations for future periods (thousands of dollars, except per share data):

                                                                Year Ended December 31,
                                                                -----------------------
                                                                2002                2001
                                                                ----                ----
Revenues                                                     $77,893             $73,221
                                                             =======             =======
Net income                                                   $24,167             $21,800
                                                             =======             =======
Net income per share - basic                                   $1.50               $1.49
                                                               =====               =====
Net income per share - diluted                                 $1.47               $1.48
                                                               =====               =====

         With respect to the Beaver Valley Acquisition, the Company recorded in other assets on the accompanying consolidated balance sheet an intangible asset related to the origination value of acquired leases of $1.8 million and a net intangible asset of $1.0 million for market values of acquired leases. Amortization expense recorded during the period ended December 31, 2002 for the origination value of acquired leases totaled $0.2 million. The amortization of market leases resulted in a net reduction in rental income of $0.1 million during the period ended December 31, 2002.

         The Beaver Valley Mall acquisition was accounted for by the purchase method of accounting. Beaver Valley Mall's results of operations have been included from its purchase date.

         In July 2002, pursuant to the Contribution Agreement entered into in connection with the acquisition of The Rubin Organization in September 1997, the Company acquired the 11% interest in Northeast Tower Center that it did not previously own. This property is a retail power center located in Philadelphia, Pennsylvania. The purchase price for the acquisition consisted of 24,337 units of limited partnership interest in the Operating Partnership, valued at $0.6 million.

         In October 2002, the Company acquired the 50% interest in Regency Lakeside Apartments that the Company did not previously own and consolidated the results of this property from the date of acquisition. The Company paid approximately $14.2 million for the interest, including $9.6 million in the form of an assumed mortgage, $2.5 million borrowed under its Credit Facility and $2.1 million in cash. Amounts related to the assumed mortgage have been excluded from the statements of cash flows as non-cash items.

         In 2000, the Company entered into an agreement giving it a partnership interest in Willow Grove Park, a 1.2 million square foot regional mall in Willow Grove, Pennsylvania. Under the agreement, the Company was responsible for the expansion of the property to include a new Macy's store and decked parking. In June 2002, the Company contributed the expansion asset to the partnership. The total cost of the expansion was $16.6 million. As a result of this contribution, the Company increased its capital interest in the partnership that owns Willow Grove Park to 30% and its management interest in the partnership to 50%, and became the managing general partner of the partnership.

         During 2000, the Company acquired the 35% interest that it did not previously own in Emerald Point, a multifamily property located in Virginia Beach, Virginia. The Company paid approximately $11.0 million for the interest, including $5.7 million in assumed debt and $5.3 million borrowed under its Credit Facility.

Dispositions

         In July 2002, the Company sold Mandarin Corners shopping center in Jacksonville, Florida for $16.3 million. The Company recorded a gain on the sale of approximately $4.1 million. In accordance with the provisions of SFAS No.144, the operating results and gain on sale of Mandarin Corners shopping center are included in discontinued operations for all periods presented, and the Company has restated the financial statements for 2001 and 2000 to present the comparative results as discontinued operations.

         In January 2001, a partnership in which the Company owns a 50% interest sold an undeveloped parcel of land adjacent to the Company-owned Metroplex Shopping Center in Plymouth Meeting, Pennsylvania, for approximately $7.6 million. The Company recorded a nominal gain on the land sale.

         In March 2001, the Company sold its interest in Ingleside Shopping Center, located in Thorndale, Pennsylvania for $5.1 million. The Company recorded a gain on the sale of the property of approximately $1.8 million.

         In May 2001, the Company sold a parcel of land at Paxton Towne Centre in Harrisburg, Pennsylvania for $6.3 million resulting in a gain of $1.3 million.

         In June 2001, the Company sold a parcel of land at Commons of Magnolia in Florence, South Carolina. The Company received cash at the closing of approximately $1.3 million, and after the completion of the project, received a development fee of $1.5 million for the construction of the store that was built on the site, for total proceeds from the transaction, of $2.8 million. The Company recorded a loss on this transaction of $1.0 million.

         During 2000, the Company sold Forestville Shopping Center, Valley View Shopping Center, CVS Warehouse and Distribution Center, and its 50% interest in Park Plaza Shopping Center. Total proceeds from these sales were approximately $23.0 million. The property sales resulted in gains totaling approximately $10.3 million.

Discontinued Operations

         See Note 16 for a discussion of the sale of certain multifamily properties in the second quarter of 2003.

         In accordance with SFAS No. 144, the Company has restated its statements of operations for 2001 and 2000 to present as discontinued operations the operating results of (i) its multifamily portfolio and (ii) Mandarin Corners, which was sold in 2002, and in which the Company does not have significant continuing involvement.

         The following table summarizes revenue and expense information for Mandarin Corners and the multifamily portfolio (thousands of dollars):

                                                                             Year Ended December 31,
                                                                       2002           2001             2000
                                                                       ----           ----             ----
Real estate revenues                                                 $52,263        $51,248          $50,563

Expenses:
    Property operating expenses                                       21,472         20,746           20,057
    Depreciation and amortization                                      8,727          8,428            8,773
    Interest expense                                                  13,001         12,855           12,784
                                                                     -------         ------           ------
        Total expenses                                                43,200         42,029           41,614
Income from discontinued operations
       before equity in income of joint
       ventures and partnerships, gain
       on sale and minority interest                                   9,063          9,219            8,949
Gain on sale                                                           4,085             --               --
Minority interest                                                     (1,308)        (1,043)            (940)
                                                                     -------         ------          -------
Income from discontinued operations                                  $11,840         $8,176          $ 8,009
                                                                     =======         ======          =======


Development Activity

         As of December 31, 2002, the Company has capitalized $10.1 million for development activities for properties under construction. Of this amount, $8.6 million is included in deferred costs and other assets in the accompanying consolidated balance sheets, and the remaining $1.5 million is included in investments in and advances to partnerships and joint ventures. The Company capitalizes direct costs associated with development activities such as legal fees, interest, real estate taxes, certain internal costs, surveys, civil engineering surveys, environmental testing costs, traffic and feasibility studies and deposits on land purchase contracts. Deposits on land purchase contracts were $1.9 million at December 31, 2002, of which $0.5 million was refundable and $1.4 million was non-refundable.

3. INVESTMENTS IN PARTNERSHIPS & JOINT VENTURES

         The following table presents summarized financial information of the equity investments in the Company's 15 unconsolidated partnerships and joint ventures as of December 31, 2002 and 2001(thousands of dollars):

                                                                                        Year Ended December 31,
                                                                                     2002                    2001
                                                                                     ----                    ----
Assets
Investments in real estate, at cost:
        Retail properties                                                        $457,532                $444,534
        Multifamily properties                                                     29,458                  57,281
        Construction in progress                                                    1,506                   5,986
                                                                                  -------                 -------
        Total investments in real estate                                          488,496                 507,801
Less: Accumulated depreciation                                                     93,004                  86,356
                                                                                  -------                 -------
                                                                                  395,492                 421,445
Cash and cash equivalents                                                           8,982                   4,390
Deferred costs, prepaid real
        estate taxes and other, net                                                36,734                  51,666
                                                                                  -------                 -------
             Total assets                                                         441,208                 477,501
                                                                                  -------                 -------

Liabilities and Partners' equity
Mortgage notes payable                                                            381,872                 401,193
Other liabilities                                                                  16,977                  18,036
                                                                                  -------                 -------
             Total liabilities                                                    398,849                 419,229
                                                                                  -------                 -------

Net equity                                                                         42,359                  58,272
Less: Partners' share                                                              17,103                  30,576
                                                                                  -------                 -------
          Company's share                                                          25,256                  27,696
                                                                                  -------                 -------
Advances                                                                              105                     150
                                                                                  -------                 -------
Investment in and advances to partnerships and
             joint ventures(1)                                                    $25,361                 $27,846
                                                                                  =======                 =======



(1) Amounts include $20.7 million and $21.2 million at December 31, 2002 and 2001, respectively, of joint venture investments with deficit balances. These deficit balances are primarily the result of distributions received by the Company in excess of its investment and its equity in income of the joint ventures.

         Mortgage notes payable, which are secured by 13 of the joint venture properties, are due in installments over various terms extending to the year 2016 with interest rates ranging from 6.55% to 8.39% and a weighted average interest rate of 7.68% at December 31, 2002. The Company's proportionate share, based on its respective partnership interest, of principal payments due in the next five years and thereafter is as follows (thousands of dollars):

Year Ended December 31,              Principal Amortization       Balloon Payments                Total
-----------------------              ----------------------       ----------------                -----

2003                                       $ 2,199                     $  8,832                 $ 11,031
2004                                         2,414                           --                    2,414
2005                                         2,646                           --                    2,646
2006                                         3,534                       53,943                   57,477
2007                                         2,278                           --                    2,278
2008 and thereafter                          7,386                       83,496                   90,882
                                           -------                     --------                 --------

                                           $20,457                     $146,271                 $166,728
                                           =======                     ========                 ========


         The liability under each mortgage note is limited to the particular property, except $5.5 million of the mortgage at Laurel Mall, which is guaranteed by Laurel Mall's partners, including the Company.

         The Company is the managing general partner of the partnership that owns Willow Grove Park. With respect to the partnership's quarterly cash flow, the Company's joint venture partner is first entitled to a 9% cumulative return on its 70% interest in the partnership, and the Company is then entitled to a 9% cumulative return on its 30% interest. Any remaining cash flow is divided equally between the Company and its joint venture partner. Upon a refinancing, sale of assets or dissolution of the partnership, the proceeds are first allocated between the Company and its joint venture partner in proportion to their capital accounts until each party receives its adjusted capital balance. Any remaining funds are distributed first to the Company's joint venture partner until it has received a 12% internal rate of return on its investment, and then to the Company until the Company has received a 12% internal rate of return on its investment. Any further remaining funds in the case of a refinancing or sale of assets are shared equally between the Company and its joint venture partner or, in the case of a dissolution, are shared by the Company and its joint venture partner according to their respective positive capital account balances.

         The Company has an option to acquire the interest of its joint venture partner in the partnership that owns Willow Grove Park in 2003 at a price equal to a 12% internal rate of return on its joint venture partner's investment in the partnership. If the Company does not elect to acquire this interest in 2003, then its joint venture partner will have an option to exchange its interest in the partnership that owns Willow Grove Park for the Company's interest in Paxton Towne Centre, a shopping center located in Harrisburg, Pennsylvania. If the Company's joint venture partner exercises this option, the value of (i) the net operating income of Paxton Towne Centre for the preceding twelve months capitalized at 9% will be compared with (ii) the amount required to achieve a 12% internal rate of return on the Company's joint venture partner's investment in the Willow Grove partnership. If (i) is greater than (ii), then the Company's joint venture partner will pay the difference to the Company in cash. If (ii) is greater than (i), then the Company will pay the difference to its joint venture partner in cash.

         The following table summarizes the Company's equity in income for the years ended December 31, 2002, 2001 and 2000 (thousands of dollars):

                                                                                          Year Ended December 31,
                                                                                 2002             2001               2000
                                                                                 ----             ----               ----

Gross revenues from real estate                                                $97,903          $94,272            $80,303
                                                                               -------          -------            -------

Expenses:
      Property operating expenses                                               33,868           33,981             27,267
      Refinancing prepayment penalty                                                 -              510                  -
      Interest expense                                                          31,417           30,229             25,477
      Depreciation and amortization                                             17,434           16,363             12,436
                                                                                ------           ------             ------

Total expenses                                                                  82,719           81,083             65,180
                                                                                ------           ------             ------

Net income                                                                      15,184           13,189             15,123
Partners' share                                                                 (7,735)          (6,649)            (7,757)
                                                                                ------           ------             ------

Company's share of equity in income of partnerships
and joint ventures                                                              $7,449           $6,540             $7,366
                                                                                ======           ======             ======

         The Company has a 50% partnership interest in Lehigh Valley Mall Associates which is included in the amounts above. Summarized financial information as of December 31, 2002, 2001 and 2000 for this investment, which is accounted for by the equity method, is as follows (thousands of dollars):

                                                                                      Year Ended December 31, 2002

                                                                             2002                 2001               2000
                                                                             ----                 ----               ----

Total assets                                                                $18,882             $19,729             $21,148
Mortgages payable                                                            48,520              49,599              50,596
Revenues                                                                     18,180              18,076              17,295
Property operating expenses                                                   6,225               6,678               5,888
Interest expense                                                              3,868               3,957               4,068
Net income                                                                    7,287               6,690               6,565
Company's share of equity in income of partnership                            3,644               3,345               3,282

4. INVESTMENT IN PREIT-RUBIN, INC.

         PRI is responsible for various activities, including management, leasing and real estate development of properties on behalf of third parties. Prior to January 1, 2001, PRI also provided these services to certain of the Company's properties. The Company did not pay management, leasing or development fees to PRI in 2002 or 2001 because it became a consolidated entity on January 1, 2001. Effective January 1, 2001, management services previously provided by PRI for certain of the Company's properties are provided by PREIT Services, which is 100% owned by the Company. Management fees paid by the Company's properties to PRI were included in property operating expenses in the accompanying consolidated statements of income for the year ended December 31, 2000 and amounted to $0.9 million. The Company's properties also paid leasing and development fees to PRI totaling $1.3 million for the year ended December 31, 2000. The Company has recorded additional purchase price in connection with its acquisition of The Rubin Organization (see Note 11).

         Summarized financial information for PRI as of and for the year ended December 31, 2000 is as follows (2002 and 2001 information is not presented because PRI was consolidated effective January 1, 2001) (thousands of dollars):


                                                   Year Ended December 31, 2000

Management fees                                                         $ 3,739
Leasing commissions                                                       4,113
Development fees                                                            617
Other revenues                                                            3,620
                                                                        -------

Total revenue                                                           $12,089
                                                                        =======


Net loss                                                                $(6,624)
                                                                        =======


Company's share of net loss                                             $(6,307)
                                                                        =======


5. MORTGAGE NOTES, BANK AND CONSTRUCTION LOANS PAYABLE

Mortgage Notes Payable

         Mortgage notes payable, which are secured by 19 of the Company's wholly owned properties, are due in installments over various terms extending to the year 2025 with interest at rates ranging from 4.70% to 8.70% and a weighted average interest rate of 7.32% at December 31, 2002. Principal payments are due as follows (thousands of dollars):

Year Ended December 31,                  Principal Amortization               Balloon Payments                       Total
-----------------------                  ----------------------               ----------------                       -----

                          2003                                 $ 4,723                     $  6,201               $ 10,924
                          2004                                   4,939                           --                  4,939
                          2005                                   5,355                       12,500                 17,855
                          2006                                   5,762                           --                  5,762
                          2007                                   4,341                       75,482                 79,823
      2008 and thereafter                                       17,801                      182,647                200,448
                                                               -------                     --------               --------

                                                               $42,921                     $276,830               $319,751
                                                               =======                     ========               ========


         The fair value of the mortgage notes payable was approximately $347.7 million at December 31, 2002 based on year-end interest rates and market conditions.

Refinancing

         In March 2002, the mortgage on Camp Hill Plaza Apartments in Camp Hill, Pennsylvania, was refinanced. The $12.8 million mortgage has a 10-year term and bears interest at the fixed rate of 7.02% per annum. In connection with the refinancing, unamortized deferred financing costs of $0.1 million were written off and reflected as interest expense in the consolidated statements of income.

Credit Facility

         In December 2000, the Operating Partnership entered into a Credit Facility that, as of December 31, 2002 consisted of a $200 million revolving credit facility that expires on December 28, 2003. The obligations of the Operating Partnership under the Credit Facility are secured by a pool of properties and have been guaranteed by the Company.

         The Credit Facility bears interest at the London Interbank Offered Rate ("LIBOR") plus margins ranging from 130 to 180 basis points, depending on the Company's consolidated Leverage Ratio, as defined by the Credit Facility.

         As of December 31, 2002, the Credit Facility was secured by eleven of the Company's existing retail and industrial properties. The Credit Facility contains covenants and agreements which affect, among other things, the amount of permissible borrowings and other liabilities of the Company. The initial term of the Credit Facility may be extended for an additional year with the lenders' approval.

         As of December 31, 2002 and 2001, $130.8 million and $98.5 million respectively, was outstanding on the Credit Facility. The weighted average interest rate based on amounts borrowed on the Company's credit facilities was 3.43%, 5.84% and 8.07% for the years ended December 31, 2002, 2001 and 2000, respectively. The interest rate at December 31, 2002 was 3.07%. Derivative instruments fixed the base interest rate on $75.0 million of the $130.8 million outstanding at December 31, 2002 (see Note 6 ).

         The Credit Facility contains affirmative and negative covenants customarily found in facilities of this type, as well as requirements that the Company maintain, on a consolidated basis: (1) a maximum Leverage Ratio of 65%;
(2) a maximum Borrowing Base Value (as defined in the Credit Facility) of 70% under the Credit Facility; (3) a minimum weighted average collateral pool property occupancy of 85%; (4) minimum Tangible Net Worth (as defined in the Credit Facility) of $262 million plus 75% of cumulative net proceeds from the sale of equity securities; (5) minimum ratios of EBITDA to Debt Service and Interest Expense (as defined in the Credit Facility) of 1.55:1 and 1.90:1, respectively, at December 31, 2002; (6) maximum floating rate debt of $200 million; and (7) maximum commitments for properties under development not in excess of 25% of Gross Asset Value (as defined in the Credit Facility). As of December 31, 2002, the Company was in compliance with all debt covenants.

6.  DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         As of January 1, 2001, the adoption of SFAS 133 resulted in derivative instruments reported on the Company's consolidated balance sheet as liabilities of $0.6 million; and an adjustment of $0.6 million to accumulated other comprehensive loss. The Company recorded additional other comprehensive gain of $0.6 million and other comprehensive loss of $3.4 million, respectively, net of minority interest of $0.1 million in each year to recognize the change in value of these derivative instruments during the years ended December 31, 2002 and 2001, respectively.

         In the normal course of business, the Company is exposed to the effect of interest rate changes. The Company limits these risks by following established risk management policies and procedures including the use of derivatives. For interest rate exposures, derivatives are used primarily to align rate movements between interest rates associated with the Company's leasing income and other financial assets with interest rates on related debt, and to manage the cost of borrowing obligations.

         In the normal course of business, the Company uses a variety of derivative financial instruments to manage, or hedge, interest rate risk. The Company requires that hedging derivative instruments are effective in reducing interest rate risk exposure. This effectiveness is essential for qualifying for hedge accounting. Instruments that meet hedging criteria are formally designated as hedges at the inception of the derivative contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, all changes in the fair value of the instrument are marked-to-market with changes in value included in net income in each period until the instrument matures. Any derivative instrument used for risk management that does not meet the hedging criteria is marked-to-market each period with unrealized gains and losses reported in earnings.

         To determine the fair values of derivative instruments, the Company uses a variety of methods and assumptions that are based on market conditions and risks existing at each balance sheet date. For the majority of financial instruments, including most derivatives, long-term investments and long-term debt, standard market conventions and techniques such as discounted cash flow analysis, option pricing models, replacement cost and termination cost are used to determine fair value. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

         The Company has a policy of only entering into contracts with major financial institutions based upon their credit ratings and other factors. When viewed in conjunction with the underlying and offsetting exposure that the derivatives are designed to hedge, the Company has not sustained any material adverse effect on its net income or financial position from the use of derivatives.

         To manage interest rate risk, the Company may employ options, forwards, interest rate swaps, caps and floors or a combination thereof depending on the underlying exposure. The Company undertakes a variety of borrowings: from lines of credit, to medium- and long-term financings. To limit overall interest cost, the Company may use interest rate instruments, typically interest rate swaps, to convert a portion of its variable rate debt to fixed rate debt, or even a portion of its fixed-rate debt to variable rate debt. Interest rate differentials that arise under these swap contracts are recognized in interest expense over the life of the contracts. The resulting cost of funds is expected to be lower than that which would have been available if debt with matching characteristics was issued directly. The Company may also employ forwards or purchased options to hedge qualifying anticipated transactions. Gains and losses are deferred and recognized in net income in the same period that the underlying transaction occurs, expires or is otherwise terminated.

         The following table summarizes the notional values and fair values of the Company's derivative financial instruments at December 31, 2002. The notional value provides an indication of the extent of the Company's involvement in these instruments at that time, but does not represent exposure to credit, interest rate or market risks.

    Hedge Type                           Notional Value        Interest Rate                Maturity           Fair Value
    ----------                           --------------        -------------                --------           ----------

    1.)  Swap - Cash Flow                $20.0 million            6.02%                      12/15/03       ($0.9 million)
    2.)  Swap - Cash Flow                $55.0 million            6.00%                      12/15/03       ($2.6 million)

         As of December 31, 2002 and 2001, the estimated unrealized loss attributed to the cash flow hedges was $3.5 million and $4.0 million respectively and has been included in other liabilities in the accompanying consolidated balance sheet.

         Interest rate hedges that are designated as cash flow hedges hedge the future cash outflows on debt. Interest rate swaps that convert variable payments to fixed payments, interest rate caps, floors, collars and forwards are cash flow hedges. The unrealized gains/losses in the fair value of these hedges are reported on the consolidated balance sheet with a corresponding adjustment to either accumulated other comprehensive income or earnings depending on the type of hedging relationship. If the hedging transaction is a cash flow hedge, then the offsetting gains/losses are reported in accumulated other comprehensive income/loss. Over time, the unrealized gains and losses held in accumulated other comprehensive income/loss will be charged to earnings. This treatment matches the adjustment recorded when the hedged items are also recognized in earnings. Within the next twelve months, the Company expects to incur interest expense of approximately $2.9 million of the current balance held in accumulated other comprehensive income/loss.

         For the Company's cash flow hedges, the fair value is recognized temporarily as a component of equity and subsequently recognized in earnings over the hedged transaction as interest expense or depreciation expense over the life of the constructed asset for hedged borrowings associated with development activities. Approximately $1.4 million of the amount in accumulated other comprehensive income is attributable to development activities at December 31, 2002.

7. EARNINGS PER SHARE

         Basic Earnings Per Share ("EPS") is based on the weighted average number of common shares outstanding during the year. Diluted EPS is based on the weighted average number of shares outstanding during the year, adjusted to give effect to common share equivalents.

         Earnings per share is calculated as follows (in thousands, except per share data):

                                                                                    Year Ended December 31,
                                                                                    -----------------------

                                                                           2002               2001                 2000
                                                                           ----               ----                 ----

Income from continuing operations                                          $11,838             $11,613              $24,245
Income from discontinued operations                                         11,840               8,176                8,009
                                                                            ------               -----                -----
     Net income                                                            $23,678             $19,789              $32,254
                                                                           =======             =======              =======


Basic earnings per share
Income from continuing operations                                            $0.73               $0.79                $1.81
Income from discontinued operations                                           0.74                0.56                 0.60
                                                                              ----                ----                 ----

     Net income per share - basic                                            $1.47               $1.35                $2.41
                                                                             =====               =====                =====


Diluted earnings per share
Income from continuing operations                                            $0.72               $0.79                $1.81
Income from discontinued operations                                           0.72                0.56                 0.60
                                                                              ----                ----                 ----

     Net income per share - diluted                                          $1.44               $1.35                $2.41
                                                                             =====               =====                =====


         A reconciliation between basic and diluted weighted average shares outstanding is shown below (in thousands):

                                                                            Year Ended December 31,
                                                        2002                        2001                       2000
                                                        ----                        ----                       ----

                                                   Basic     Diluted          Basic        Diluted        Basic      Diluted

 Weighted average shares outstanding              16,162      16,162         14,657         14,657       13,403       13,403
 Effect of unvested restricted shares and
           share options issued                       --         226             --             27           --           --
                                                  ------      ------         ------         ------       ------       ------

 Total weighted average
           shares outstanding                     16,162      16,388         14,657         14,684       13,403       13,403
                                                  ======      ======         ======         ======       ======       ======


8. BENEFIT PLANS

         The Company maintains a 401(k) Plan (the "Plan") in which substantially all of its officers and employees are eligible to participate. The Plan permits eligible participants, as defined in the Plan agreement, to defer up to 15% of their compensation, and the Company, at its discretion, may match a specified percentage of the employees' contributions. The Company's and its employees' contributions are fully vested, as defined in the Plan agreement. The Company's contributions to the Plan for the years ended December 31, 2002, 2001 and 2000 were $274,000, $247,000 and $25,000, respectively.

         The Company also maintains Supplemental Retirement Plans (the "Supplemental Plans") covering certain senior management employees. The Supplemental Plans provide eligible employees through normal retirement date, as defined in the Supplemental Plans, a benefit amount similar to the amount that would have been received under the provisions of a pension plan that was terminated in 1994. Contributions recorded by the Company under the provisions of this plan were $89,000, $62,000 and $65,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

         The Company also maintains share purchase plans through which the Company's employees may purchase shares of beneficial interest at a 15% discount to the fair market value. In 2002, 2001 and 2000, 17,000, 47,000 and 43,000 shares, respectively, were purchased for total consideration of $0.3 million, $0.9 million and $0.6 million, respectively.

9. STOCK-BASED COMPENSATION

         The Company has six plans that provide for the granting of restricted stock awards and options to purchase shares of beneficial interest to key employees and nonemployee trustees of the Company. Options are granted at the fair market value of the shares on the date of the grant. The options vest and are exercisable over periods determined by the Company, but in no event later than 10 years from the grant date. Changes in options outstanding are as follows:

                               1999           Restricted Share       1997           1993            1990           1990
                          Equity Incentive  Plan for Non-Employee Stock Option   Stock Option     Employees     Nonemployee
                               Plan              Trustees             Plan           Plan            Plan       Trustee Plan
Authorized shares            400,000              50,000            455,000         100,000        400,000        100,000
                             -------              ------            -------         -------        -------        -------

Available for grant
    at December 31, 2002     194,211(1)           45,000                 --              --             --         64,500
                             -------              ------            -------         -------        -------        -------

(1) Amount is net of 136,427, 41,036 and 118,500 restricted stock awards issued to certain employees as incentive compensation in 2002, 2001 and 2000, respectively. The restricted stock was awarded at its fair value that ranged from $23.12 to $25.55 per share in 2002, $21.93 to $23.58 per share in 2001 and $18.16 to $18.56 per share in 2000 for a total value of $3.2 million in 2002, $0.7 million in 2001 and $2.2 million in 2000. Restricted stock vests ratably over periods of three to five years. The Company recorded compensation expense of $2.0 million in 2002, $1.2 million in 2001 and $0.4 million in 2000 related to these restricted stock awards.

                                          Weighted        1999          1997           1993          1990           1990
                                                         Equity
                                      Average Exercise  Incentive    Stock Option  Stock Option    Employees     Nonemployee
                                            Price         Plan          Plan           Plan          Plan       Trustee Plan

Options outstanding at 1/1/2000             $23.19            --       360,000       100,000       346,375          36,500
                                            ======       =======       =======       =======       =======          ======


Options granted                             $17.84       100,000            --            --            --          12,500
Options exercised                           $15.94            --            --            --       (12,625)         (4,000)
Options forfeited                           $21.10            --            --            --       (89,500)             --
                                            ------       -------       -------       -------       -------          ------

Options outstanding at 12/31/2000           $22.64       100,000       360,000       100,000       244,250          45,000
                                            ======       =======       =======       =======       =======          ======


Options granted                             $21.50            --            --            --            --          17,500
Options exercised                           $19.15            --            --            --            --          (7,125)
Options forfeited                           $25.06            --            --            --            --          (2,000)
                                            ------       -------       -------       -------       -------          ------

Options outstanding at 12/31/2001           $22.64       100,000       360,000       100,000       244,250          53,375
                                            ======       =======       =======       =======       =======          ======


Options granted                                 --            --            --            --            --              --
Options exercised                           $20.37            --            --            --       (95,515)         (1,000)
                                            ------       -------       -------       -------       -------          ------

Options outstanding at 1/1/2002             $23.24       100,000       360,000       100,000       148,735          52,375
                                            ======       =======       =======       =======       =======          ======

         At December 31, 2002, options for 703,860 shares of beneficial interest with an aggregate exercise price of $16.6 million (average of $23.62 per share) were exercisable.

         Outstanding options as of December 31, 2002 have a weighted average remaining contractual life of 4.3 years, a weighted average exercise price of $23.24 per share and an aggregate exercise price of $17.7 million.

         The following table summarizes information relating to all options outstanding at December 31, 2002.

                              Options Outstanding at                    Options Exercisable at
                                December 31, 2002                          December 31, 2002
                                -----------------                          -----------------

                                                                                                              Weighted
                                                Weighted                                  Weighted             Average
                                                 Average                                   Average            Remaining
  Range of Exercise           Number of       Exercise Price           Number of        Exercise Price       Contractual
  Prices (Per Share)           Shares          (Per Share)               Shares          (Per Share)         Life (Years)
  ------------------           ------          -----------               ------          -----------         ------------

        $17.00 - $18.99        149,375              $17.82              104,375              $17.86              5.6
        $19.00 - $20.99         39,000               20.35               38,000               20.36              3.2
        $21.00 - $22.99         49,500               22.31               38,250               22.52              4.4
        $23.00 - $24.99        160,235               24.34              160,235               24.34              1.6
        $25.00 - $25.41        363,000               25.41              363,000               25.41              4.7
                               -------                                  -------

                               761,110                                  703,860
                               =======                                  =======

         The fair value of each option granted in 2001 and 2000 was estimated on the grant date using the Black-Scholes options pricing model and the assumptions presented below:

                                                  2001                     2000
                                                  ----                     ----
Weighted average fair value                      $0.52                    $0.81
Expected life in years                               5                        5
Risk-free interest rate                           4.60%                    5.80%
Volatility                                       12.99%                   17.34%
Dividend yield                                    9.42%                   10.04%

No options were granted in 2002.

10. OPERATING LEASES

         The Company's multifamily apartment units are typically leased to residents under operating leases for a period of one year. The Company's retail and industrial properties are leased to tenants under operating leases with various expiration dates extending at the outside of the range to the year 2025.

Future minimum rentals under noncancelable operating leases with terms greater than one year are as follows (in thousands):

Years ended December 31,
2003                                                                   $ 43,986
2004                                                                     42,126
2005                                                                     39,286
2006                                                                     33,394
2007                                                                     30,081
2008 and thereafter                                                     163,416
                                                                        -------

Total                                                                  $352,289
                                                                       ========


         The total future minimum rentals as presented do not include amounts that may be received as tenant reimbursements for charges to cover increases in certain operating costs or contingent amounts that may be received as percentage rents.

11. COMMITMENTS AND CONTINGENCIES

Related Party Transactions

         PRI provides management, leasing and development services for partnerships and other ventures in which certain officers of the Company and PRI have either direct or indirect ownership interests. Total revenues earned by PRI for such services were $3.5 million, $2.9 million and $3.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. As of December 31, 2002 and 2001, $0.7 million and $0.3 million, respectively, was due from these affiliates. Of these amounts, approximately $0.6 million and $0.3 million, respectively, were collected subsequent to December 31, 2002 and 2001. PRI holds a note receivable from a related party with a balance of $0.1 million that is due in installments through 2010 and bears an interest rate of 10% per annum.

         The Company leases office space from an affiliate of certain officers of the Company. Total rent expense under this lease, which expires in 2010, was $0.9 million, $0.9 million and $0.7 million for the years ended December 31, 2002, 2001 and 2000, respectively. Minimum rental payments under this lease are $0.8 million per year from 2003 to 2010.

         As of December 31, 2002, 12 executive officers of the Company had employment agreements with terms of two to three years that provided for aggregate base compensation for 2002 of $2.9 million subject to increases as approved by the Company's compensation committee, as well as additional incentive compensation.

Acquisition of The Rubin Organization

         In connection with the Company's 1997 acquisition of The Rubin Organization ("TRO") and certain other related property interests, the Company agreed to issue up to 800,000 additional Class A OP units over a five-year period ending September 30, 2002, if certain earnings were achieved. The Company accounts for the issuance of contingent OP units as additional purchase price when such amounts are determinable. Through December 31, 2001, 665,000 contingent OP units had been issued, resulting in additional purchase price of approximately $12.9 million. A special committee of disinterested members of the Company's Board of Trustees will determine whether the remaining 135,000 contingent OP units for the period from January 1, 2002 through September 30, 2002 have been earned, and any related payment will be accounted for as additional purchase price. Issuance of additional Class A OP Units has been excluded from the statements of cash flows as non-cash items.

         In connection with certain development properties acquired in the TRO transaction, the Company will be required to issue additional units of limited partnership interest in the Operating Partnership ("OP units") to the former owners of the properties upon final determination by the special committee of the values attributable to the properties.

Development Activities

         The Company is involved in a number of development and redevelopment projects which may require equity funding by the Company, or third-party debt or equity financing. In each case, the Company will evaluate the financing opportunities available to it at the time the project requires funding. In cases where the project is undertaken with a joint venture partner, the Company's flexibility in funding the project may be governed by the joint venture agreement or the covenants existing in its line of credit, which limit the Company's involvement in joint venture projects. At December 31, 2002, the Company had approximately $15.0 million committed to complete current development and redevelopment projects, which is expected to be financed through the Company's Credit Facility or through short-term construction loans.

Legal Actions

         In the normal course of business, the Company becomes involved in legal actions relating to the ownership and operations of its properties and the properties it manages for third parties. In management's opinion, the resolutions of these legal actions are not expected to have a material adverse effect on the Company's consolidated financial position or results of operations.

Environmental

         The Company's management is aware of certain environmental matters at some of the Company's properties, including ground water contamination, above-normal radon levels and the presence of asbestos containing materials and lead-based paint. The Company has, in the past, performed remediation of such environmental matters, and the Company's management is not aware of any significant remaining potential liability relating to these environmental matters. The Company may be required in the future to perform testing relating to these matters. The Company's management can make no assurances that the amounts that have been reserved for these matters of $0.1 million will be adequate to cover future environmental costs.

Guarantees

The Company has provided the following guarantees:

         o The Company has guaranteed $5.5 million of the mortgage at Laurel Mall, an unconsolidated joint venture.

         o The Company has guaranteed the amounts outstanding under the credit facility ($130.8 million at December 31, 2002).

         o The Company has provided tax protection of up to approximately $5.0 million related to the August 1998 acquisition of the Woods Apartments for a period of eight years ending in August 2006. The seller of the Woods Apartments received $1.7 million worth of Class A Units as partial consideration for the sale of the property.

12. SEGMENT INFORMATION

         The Company has four reportable segments: (1) retail properties, (2) multifamily properties, (3) development and other, and (4) corporate. The retail segment includes the operation and management of 22 regional and community shopping centers (12 wholly-owned and 10 owned in joint venture form). The multifamily segment includes the operation and management of 19 apartment communities (15 wholly-owned and 4 owned in joint venture form). The other segment includes the operation and management of 2 retail properties under development and 4 industrial properties (all wholly-owned). The corporate segment includes cash and investment management, real estate management and certain other general support functions.

         The accounting policies for the segments are the same as those the Company uses for consolidated financial reporting, except that, for segment reporting purposes, the Company uses the "proportionate-consolidation method" of accounting (a non-GAAP measure) for joint venture properties, instead of the equity method of accounting. The Company calculates the proportionate-consolidation method by applying its percentage ownership interest to the historical financial statements of their equity method investments. The column titled "Adjustments to the Equity Method" in the charts below reconciles the amounts presented under the proportionate-consolidation method to the consolidated amounts reflected on the Company's consolidated balance sheets and consolidated statements of income.

         The chief operating decision-making group for the Company's Retail, Multifamily, Development and Other and Corporate segments is comprised of the Company's President, Chief Executive Officer and the lead executives of each of the Company's operating segments. The lead executives of each operating segment also manage the profitability of each respective segment with a focus on net operating income. The operating segments are managed separately because each operating segment represents a different property type (retail or multifamily), as well as construction in progress ("CIP") and corporate services.

                                                                                                Adjustments
                                                                                                 to Equity
                                                                                                Method and
                                               Held for Sale  Development                      Discontinued       Total
Year Ended December 31, 2002           Retail   Multifamily   and Other    Corporate    Total   Operations    Consolidated
----------------------------           ------   -----------   ---------    ---------    -----   ----------    ------------

(thousands of dollars)
Real estate operating revenue        $100,393      $57,582      $329          $-     $158,304    $(94,963)       $ 63,341
Real estate operating expense         (28,534)     (24,103)      (24)          -      (52,661)     36,396         (16,265)
                                      -------      -------       ---           -      -------      ------         -------

Net operating income                   71,859       33,479       305           -      105,643     (58,567)         47,076
Management company revenue                  -            -         -      11,003       11,003           -          11,003
Interest and other income                   -            -         -         711          711           -             711
General and administrative
        expenses                            -            -         -     (24,747)     (24,747)          -         (24,747)
                                     ---------     -------   -------     -------     --------    --------        --------

                                       71,859       33,479       305     (13,033)      92,610     (58,567)         34,043
Interest expense                      (27,542)     (14,258)        -         103      (41,697)     26,319         (15,378)
Depreciation and amortization         (19,502)      (9,303)      (52)          -      (28,857)     15,888         (12,969)
Equity in income of partnerships
        and joint ventures                  -            -         -           -            -       7,449           7,449
Minority interest in operating
        partnership                         -            -         -      (2,194)      (2,194)        887          (1,307)
Discontinued operations                   152            -         -        (421)        (269)      8,024           7,755
Gains on sales of real estate           4,085            -         -           -        4,085           -           4,085
                                        -----            -         -           -        -----           -           -----

Net income                            $29,052       $9,918      $253    $(15,545)     $23,678          $-         $23,678
                                     ========     ========   =======    ========     ========   =========        ========


Investments in real estate, at cost  $620,346     $305,336   $27,330          $-     $953,012   $(213,583)       $739,429
                                     ========     ========   =======    ========     ========   =========        ========


Total assets                         $592,167     $218,718   $25,310     $41,214     $877,409   $(173,746)       $703,663
                                     ========     ========   =======    ========     ========   =========        ========


Recurring capital expenditures           $114       $2,790        $-          $-       $2,904       $(363)         $2,541
                                     ========     ========   =======    ========     ========   =========        ========

                                                                                                Adjustments
                                                                                                 to Equity
                                                                                                Method and
                                               Held for Sale  Development                      Discontinued       Total
Year Ended December 31, 2001           Retail   Multifamily   and Other    Corporate    Total   Operations    Consolidated
----------------------------           ------   -----------   ---------    ---------    -----   ----------    ------------

(thousands of dollars)
Real estate operating revenue         $79,951      $56,394      $324          $-     $136,669    $(86,032)       $ 50,637
Real estate operating expense         (22,108)     (23,456)      (14)          -      (45,578)     32,922         (12,656)
                                      -------      -------    ------     -------     --------    --------        --------

Net operating income                   57,843       32,938       310           -       91,091     (53,110)         37,981
Management company revenue                  -            -         -      11,336       11,336           -          11,336
Interest and other income                   -            -         -         361          361           -             361
General and administrative
       expenses                             -            -         -     (23,577)     (23,577)          -         (23,577)
                                      -------      -------    ------     -------     --------    --------        --------

                                       57,843       32,938       310     (11,880)      79,211     (53,110)         26,101
Interest expense                      (21,416)     (14,102)        -         (76)     (35,594)     23,288         (12,306)
Depreciation and amortization         (14,456)      (9,126)      (52)          -      (23,634)     14,286          (9,348)
Equity in income of partnerships
       and joint ventures                   -            -         -           -            -       6,540           6,540
Minority interest in operating
       partnership                          -            -         -      (2,499)      (2,499)      1,018          (1,481)
Discontinued operations                   223            -         -         (25)         198       7,978           8,176
Gains on sales of real estate           2,107            -         -           -        2,107           -           2,107
                                      -------      -------    ------     -------     --------    --------        --------

Net income                            $24,301       $9,710      $258    $(14,480)     $19,789          $-         $19,789
                                     ========     ========   =======    ========     ========   =========       =========


Investments in real estate, at cost  $510,531     $283,028   $40,850          $-     $834,409   $(198,115)       $636,294
                                     ========     ========   =======    ========     ========   =========       =========


Total assets                         $482,727     $206,016   $38,743     $28,336     $755,822   $(153,194)       $602,628
                                     ========     ========   =======    ========     ========   =========       =========


Recurring capital expenditures            $18       $2,965        $-          $-       $2,983       $(293)         $2,690
                                     ========     ========   =======    ========     ========   =========       =========

                                                                                                      Adjustments
                                                                                                      to Equity
                                                                                                      Method and
                                                  Held for Sale  Development                          Discontinued     Total
Year Ended December 31, 2000           Retail     Multifamily    and Other     Corporate      Total    Operations   Consolidated
----------------------------           ------     -----------    ---------     ---------      -----    ----------   ------------
(thousands of dollars)
Real estate operating revenue         $69,749         $54,199       $4,707            $-   $128,655      $(78,747)         $49,908
Real estate operating expense         (19,864)        (22,448)         (45)            -    (42,357)       29,739          (12,618)
                                     --------        --------      -------       -------   --------      --------          -------

Net operating income                   49,885          31,751        4,662             -     86,298       (49,008)          37,290
PREIT-RUBIN Net Operating Loss              -               -            -        (4,498)    (4,498)        4,498                -
Interest and other income                   -               -            -         1,385      1,385             -            1,385
General and administrative
      expenses                              -               -            -        (4,953)    (4,953)            -           (4,953)
                                     --------        --------      -------       -------   --------      --------          -------

                                       49,885          31,751        4,662        (8,066)    78,232       (44,510)          33,722
Interest expense                      (17,845)        (14,068)           -        (1,141)   (33,054)       21,952          (11,102)
Depreciation and amortization         (10,674)         (8,931)         (63)       (1,261)   (20,929)       14,041           (6,888)
Equity in loss of PREIT-RUBIN               -               -            -             -          -        (6,307)          (6,307)
Equity in income of partnerships
      and joint ventures                    -               -            -             -          -         7,366            7,366
Minority interest in operating
        partnership                         -               -            -        (3,627)    (3,627)          783           (2,844)
Discontinued operations                 1,491               -            -          (157)     1,334         6,675            8,009
Gains on sales of real estate           3,650               -        6,648             -     10,298             -           10,298
                                     --------        --------      -------       -------   --------      --------          -------

Net income                            $26,507          $8,752      $11,247      $(14,252)   $32,254            $-          $32,254
                                     ========        ========      =======       =======   ========     =========         ========


Investments in real estate, at cost  $464,633        $278,199      $60,727            $-   $803,559     $(191,293)        $612,266
                                     ========        ========      =======       =======   ========     =========         ========


Total assets                         $448,720        $211,328      $58,820       $15,771   $734,639     $(157,976)        $576,663
                                     ========        ========      =======       =======   ========     =========         ========


Recurring capital expenditures           $642          $3,464           $-            $-     $4,106         $(627)          $3,479
                                     ========        ========      =======       =======   ========     =========         ========

13. SUMMARY OF QUARTERLY RESULTS (UNAUDITED)

         The following presents a summary of the unaudited quarterly financial information for the years ended December 31, 2002 and 2001. The amounts presented below for 2002 and 2001 reflects the impact of discontinued operations.

Year Ended December 31, 2002
In thousands of dollars, except per share data      1st Quarter    2nd Quarter     3rd Quarter      4th Quarter(3)    Total

Revenues (2)                                            $14,947        $18,434         $18,920          $22,753      $75,055
                                                        =======        =======         =======          =======      =======

Net income (1)                                           $3,727         $4,442          $8,178           $7,331      $23,678
                                                         ======         ======          ======           ======      =======

Net income per share - basic (2)                          $0.23          $0.27           $0.49            $0.45        $1.47
                                                          =====          =====           =====            =====        =====

Net income per share - diluted                            $0.23          $0.27           $0.49            $0.44        $1.44
                                                          =====          =====           =====            =====        =====


Year Ended December 31, 2002 - Impact of Discontinued Operations
In thousands of dollars, except per share data      1st Quarter    2nd Quarter     3rd Quarter      4th Quarter(3)    Total


Revenues                                                $12,878        $12,914         $12,873          $13,598      $52,263
                                                        =======        =======         =======          =======      =======

Income from discontinued operations                      $2,188         $1,957          $5,652           $2,043      $11,840
                                                         ======         ======          ======           ======      =======

Basic income from discontinued operations per share (2)   $0.14          $0.12           $0.34            $0.14        $0.74
                                                          =====          =====           =====            =====        =====

Diluted income from discontinued operations per share     $0.14          $0.12           $0.34            $0.12        $0.72
                                                          =====          =====           =====            =====        =====

Year Ended December 31, 2001 - Restated
In thousands of dollars, except per share data      1st Quarter    2nd Quarter     3rd Quarter      4th Quarter        Total

Revenues                                                $14,414        $14,815         $14,616          $18,489      $62,334
                                                        =======        =======         =======          =======      =======

Net income (1)                                           $5,092         $3,906          $4,149           $6,642      $19,789
                                                         ======         ======          ======           ======      =======

Net income per share - basic                              $0.37          $0.29           $0.27            $0.42        $1.35
                                                          =====          =====           =====            =====        =====

Net income per share - diluted                            $0.37          $0.29           $0.27            $0.42        $1.35
                                                          =====          =====           =====            =====        =====


Year Ended December 31, 2001 - Impact of Discontinued Operations
In thousands of dollars, except per share data      1st Quarter    2nd Quarter     3rd Quarter      4th Quarter        Total

Revenues                                                $12,582        $12,723         $12,921          $13,022      $51,248
                                                        =======        =======         =======          =======      =======

Income from discontinued operations                      $1,986         $1,892          $2,052           $2,246       $8,176
                                                         ======         ======          ======           ======       ======

Basic income from discontinued operations per share       $0.15          $0.14           $0.13            $0.14        $0.56
                                                          =====          =====           =====            =====        =====

Diluted income from discontinued operations per share     $0.15          $0.14           $0.13            $0.14        $0.56
                                                          =====          =====           =====            =====        =====

           (1) Includes gains on sale of real estate of approximately $4.1 million (3rd Quarter 2002), $1.8 million (1st Quarter 2001) and $0.3 million (2nd Quarter 2001).

           (2) Results for the full year do not necessarily equal the summation of the quarterly amounts due to rounding.

           (3) Fourth quarter revenues include a significant portion of annual percentage rents as most percentage rent minimum sales levels are met in the fourth quarter. Also, fourth quarter net income includes the impact of the capitalization of $0.6 million of internal costs related to development activities.

14. PENDING TRANSACTIONS

         On March 3, 2003, the Company entered into an agreement to sell all of its 7,242 apartment units to Morgan Properties of King of Prussia, Pennsylvania (together, "Morgan"), for $420 million. The $420 million sale price of the multifamily portfolio includes a mix of cash payable at closing and Morgan's agreement to assume or pay off indebtedness related to the properties. As of December 31, 2002, approximately $213.7 million of the $420 million sale price would be payable in cash and approximately $206.3 million would be payable in the form of assumed indebtedness. The portion attributable to cash is expected to increase and the portion attributable to assumed indebtedness is expected to decrease by the amount of the Company's principal payments on this indebtedness between January 1, 2003 and closing. The multifamily portfolio was not classified as held for sale at December 31, 2002 because the Company was not actively marketing these properties, nor was there an agreement between the Company and Morgan at December 31, 2002.

         On March 7, 2003, the Company entered into Agreements of Purchase and Sale to acquire Cherry Hill Mall, Moorestown Mall, Plymouth Meeting Mall, Gallery at Market East, Exton Square Mall and Echelon Mall from affiliated companies of The Rouse Company ("Rouse"). The Company intends, upon the execution of definitive agreements with New Castle Associates, to assign its rights under the Agreement of Purchase and Sale to acquire Cherry Hill Mall to New Castle Associates. The partners of New Castle Associates include Ronald Rubin, our Chairman and Chief Executive Officer, and George Rubin, our Trustee and President of our management subsidiaries, PREIT-RUBIN, Inc. and PREIT Services, LLC.

         The aggregate purchase price for the acquisition of the six Rouse properties, assuming the Company was to acquire all of the equity of New Castle Associates, would be $548 million, including approximately $233 million in cash, the assumption of $277 million in non-recourse mortgage debt and $38 million in Units. All of the Units would be issued as part of the consideration for the Company's acquisition of the equity of New Castle Associates. Upon the sale of Christiana Mall by New Castle Associates, the Company's management and leasing agreement for that property will be terminated, and the Company will receive a brokerage fee of approximately $2 million from New Castle Associates.

15. SUBSEQUENT EVENT

         In 2003, the Company sold a parcel of land located at Crest Plaza Shopping Center located in Allentown, PA for a purchase price of $3.2 million. The Company expects to recognize a gain of approximately $2.0 million in 2003 as a result of this sale.

16. UPDATE ON SIGNIFICANT TRANSACTIONS

Sale of Multifamily Portfolio

         On May 30, 2003, the Company completed the sale of 13 of its wholly-owned multifamily properties to MPM Acquisition Corp., an affiliate of Morgan Properties, Ltd. (together, "Morgan"), for a total sale price of $314 million (approximately $151.5 million of which consisted of assumed indebtedness). The sale was completed pursuant to the purchase and sale agreement entered into by the Company in March 2003 to sell all of the 19 properties and related assets in its portfolio of multifamily properties to Morgan for $420 million, as described in Note 14 above. The 19 properties in the Company's multifamily portfolio (aggregating to a total of 7,242 apartment units), consisted of 15 properties that were wholly-owned by the Company and four multifamily properties in which the Company held a 50% joint venture interest. Prior to the closing on May 30, 2003, the Company and Morgan amended the purchase and sale agreement to exclude from the transaction the Company's interests in the four properties held in joint venture form, resulting in a reduction of approximately $24.85 million, inclusive of $13.4 million in indebtedness that was to be assumed, from the original sale price of $420 million. The Company has presented as discontinued operations the results of properties either sold or designated as assets held for sale during 2003 for all periods presented in these financial statements.

         The original purchase and sale agreement was also amended to reflect
(1) the deferral of the closing of two of the wholly-owned multifamily properties, Emerald Point in Virginia Beach, Virginia and Regency Lakeside in Omaha, Nebraska, until on or before July 31, 2003 (unless further extended for 90 days by both parties) pending receipt of a required consent from Fannie Mae to Morgan's assumption of the loans secured by those properties and (2) the addition of a purchase price credit of $3 million for Morgan toward its closing costs upon the closing of the sale of all 15 of the Company's wholly-owned multifamily properties. On July 25, 2003, the Company completed the sale of the two remaining wholly-owned properties to Morgan for $81.4 million, inclusive of $33.8 million in assumed indebtedness and before giving effect to the $3 million purchase price credit. Morgan's cash deposit of approximately $3.1 million was returned to Morgan upon the closing of the two remaining wholly-owned properties. The net cash proceeds received by the company were $44.3 million.

         With respect to its four joint venture multifamily properties, the Company has sold its 50% interest in the following two properties: (1) Cambridge Hall Apartments in West Chester, Pennsylvania; sold on May 1, 2003 to Tree Farm Road, L.P. (the Company's joint venture partner) for $6.7 million, inclusive of $2.5 million in assumed indebtedness and (2) Countrywood Apartments in Tampa, Florida; sold on May 31, 2003 to Countrywood Apartments General Partnership (the Company's joint venture partner) for $9.1 million, inclusive of $7.3 million in assumed indebtedness. The Company also has entered into two seperate agreements to sell its interests in the other two joint venture properties to its joint venture partners for an aggregate of approximately $8.6 million, inclusive of approximately $3.5 million of assumed indebtedness. Closing on these two sales is expected to occur no later than October 13, 2003. As equity method investments, the results of operations of these properties and resultant gain or loss on sale has been presented in continuing operations for all periods presented.

Acquisition of Shopping Malls from Rouse

         Pursuant to the agreements described in Note 14 above, on April 28, 2003, the Company acquired Moorestown Mall, The Gallery at Market East and Exton Square Mall from affiliated entities of The Rouse Company ("Rouse") and, on June 5, 2003, the Company acquired Echelon Mall and Plymouth Meeting Mall from Rouse. On June 5, 2003, the Company also acquired the ground lessor's interest in Plymouth Meeting Mall from the Teachers Insurance and Annuity Association ("TIAA"). In addition, on April 28, 2003, New Castle Associates acquired Cherry Hill Mall from Rouse in exchange for its interest in Christiana Mall, cash and the assumption by New Castle Associates of mortgage debt on Cherry Hill Mall. On that same date, the Company also acquired an ownership interest in New Castle Associates and an option to acquire the remaining ownership interests.

         The aggregate purchase price for the Company's acquisition of the five malls from Rouse, for TIAA's ground lease interest in Plymouth Meeting Mall and for its interest in New Castle Associates (including the additional purchase price expected to be paid upon exercise of the Company's option to acquire the remaining interests in New Castle Associates) was $549.4 million, including approximately $237.4 million in cash, the assumption of $277 million in non-recourse mortgage debt and the issuance of $35 million in units of limited partnership interest in the Company's operating partnership ("PALP OP Units"). All of the PALP OP Units were or will be issued as part of the consideration for the Company's acquisition of its interest in New Castle Associates.

Agreement to Merge with Crown American Realty Trust

         On May 14, 2003, the Company and Crown American Realty Trust ("Crown") jointly announced that the Company, its operating partnership, Crown and Crown American Properties, L.P., a limited partnership of which Crown is the sole general partner ("CAP"), entered into an Agreement and Plan of Merger, dated as of May 13, 2003. The merger agreement provides for the merger of Crown with and into the Company.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Lehigh Valley Associates

         We have audited the balance sheets of Lehigh Valley Associates (a limited partnership) as of December 31, 2002 and 2001, and the related statements of operations, partners' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of Lehigh Valley Associates' management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lehigh Valley Associates at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG

Philadelphia, Pennsylvania

January 21, 2003

                         REPORT OF INDEPENDENT AUDITORS

To the Partners of
Lehigh Valley Associates

         We have audited the balance sheets of Lehigh Valley Associates (a limited partnership) as of December 31, 2001 and 2000, and the related statements of operations, partners' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of Lehigh Valley Associates' management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lehigh Valley Associates at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

ERNST & YOUNG

Philadelphia, Pennsylvania

January 15, 2002

                                                                   Schedule II
                    Pennsylvania Real Estate Investment Trust
                        Valuation and Qualifying Accounts
                                 (in thousands)

Column A                                    Column B                        Column C            Column D         Column E

                                                                             Additions

                                          Description        Balance
                                           Beginning      Charged to Costs      Charged to                       Balance End
                                           of Period       and Expenses     Other Accounts   Deductions (1)       of Period
                                           ---------       ------------     --------------   --------------       ---------
Allowance for Possible Losses:
Year ended December 31, 2002                    $93                 $--            $--               $--             $93
Year ended December 31, 2001                    $93                 $--            $--               $--             $93
Year ended December 31, 2000                   $528                 $--            $--             ($435)            $93

Allowance for Doubtful Accounts:

Year ended December 31, 2002                   $727               $837             $--           ($599)             $965
Year ended December 31, 2001                   $733               $533             $--           ($539)             $727
Year ended December 31, 2000                   $582               $752             $--           ($601)             $733

(1) Principally write-offs of tenant receivable balances.

Schedule III
Real Estate as of December 31, 2002

                                     Initial       Cost of                              Current                Date
                          Initial    Cost of    Improvements                             Accum.    Current      of        Life
                          Cost of   Building &     Net of     Balance of   Building &     Depr.    Encumb. Construction/   of
                             Land  Improvement   Retirements     Land     Improvements   Balance   Balance  Acquisition   Depr.
                             ----  -----------   -----------     ----     ------------   -------   -------  -----------   -----
                                                           (Thousands of dollars)
INVESTMENT IN REAL ESTATE (CONTINUING OPERATIONS):

RETAIL PROPERTIES:
 Beaver Valley Mall        13,606    14,971      32,615         13,196       47,997      1,207      47,740
 Christiana Power Center    9,347    23,089       2,737         12,828       22,344      3,535           -        1998      39
 Commons at Magnolia          577     3,436       5,779            601        9,191        491           -        1999      39
 Crest Plaza                  332     2,349      13,191            282       15,590      4,540           -        1964      40
 Creekview (Warrington)     1,380     4,825      12,384          1,380       17,208      1,006           -        1998      40
 Dartmouth Mall             7,199    28,945      13,576          7,199       42,521      6,997           -        1998      39
 Festival Shopping Center   3,728    14,988         268          3,728       15,256      1,718           -        1998      39
 Magnolia Mall              9,279    37,358       7,719         10,379       43,978      6,043      21,658        1998      39
 Northeast Tower Center     7,864    18,338       4,658          8,265       22,596      2,036           -        1998      39
 Northeast Tower -          2,716    10,863           -          2,716       10,863      1,018      12,500        1999      39
 Home Depot
 Paxton Tower Center       15,719    29,222       6,948         15,719       36,170      2,800           -        1998      40
 Prince George's Plaza     13,066    57,678       6,069         13,066       63,747      8,076      44,879        1998      39
 South Blanding Village     2,946     6,138         414          2,946        6,551      2,977           -        1988      40
                          -------   -------     -------         ------      -------     ------    --------

        Subtotal           87,759   252,200     106,358         92,305      354,012     42,444     126,777

INDUSTRIAL PROPERTIES:
 ARA-Allentown                  3        82           -              3           82         81           -        1962      40
 ARA -Pennsauken               20       190           -             20          190        166           -        1962      50
 Interstate Commerce           34       364       1,404             34        1,768      1,435           -        1963      50
 Sears                         25       206         176             25          382        343           -        1963      50
                          -------   -------     -------         ------      -------     ------    --------
             Subtotal          82       842       1,580             82        2,422      2,025           -
                          -------   -------     -------         ------      -------     ------    --------

TOTAL CONTINUED           $87,841  $253,042    $107,938        $92,387     $356,434    $44,469    $126,777
                          =======  ========    ========        =======     ========    =======    ========



INVESTMENT IN REAL ESTATE  (DISCONTINUED OPERATIONS):

MULTIFAMILY PROPERTIES:
 2031 Locust St              $100    $1,028      $2,717           $100       $3,745     $3,072      $5,708        1961      25
 Boca Palms                 7,107    28,444       3,823          7,107       32,267      9,146      21,682        1994      39
 Camp Hill                    336     3,060       2,533            336        5,594      4,383      12,725        1969      33
 Cobblestone
 Apartments                 2,791     9,697       3,329          2,791       13,026      4,379      13,287        1992      40
 Eagles Nest                4,021    17,615       2,832          4,021       20,448      6,660      14,727        1998      39
 Emerald Point              3,062    18,645      12,512          3,789       30,430      8,591      15,152        1993      39
 Fox Run - Bear             1,355    19,959       2,862          1,355       22,821      7,904      13,565        1998      39
 Hidden Lakes               1,225    11,794       1,644          1,225       13,438      3,867      10,265        1994      39
 Kenwood Gardens              489     3,235       4,175            489        7,410      6,036       6,955        1963      38
 Lakewood Hills               501    11,402       6,139            501       17,541     11,861      17,988     1972-80      45
 Palms of Pembroke          4,869    17,384       2,324          4,869       19,707      5,210      15,925        1994      39
 Regency Lakeside           5,364     8,617      17,300          5,364       25,917      8,494      19,059        2002      40
 Shenandoah Village         2,200     8,975       2,934          2,200       11,909      3,438       7,815        1993      39
 The Marylander               117     4,340       3,948            117        8,287      6,922      11,800        1962      39
 The Woods                  4,234    17,268       2,302          4,234       19,570      2,301       6,321        1998      39
                          -------   -------     -------         ------      -------     ------    --------

TOTAL DISCONTINUED       $ 37,771  $181,463    $ 71,374       $ 38,498     $252,110   $ 92,264    $192,974
                         ========  ========    ========       ========     ========   ========    ========

GRAND TOTAL              $125,612  $434,505    $179,312       $130,885     $608,544   $136,733    $319,751
                         ========  ========    ========       ========     ========   ========    ========

The aggregate cost for Federal income tax purposes of the Company's investment in real estate was approximately $672 million and $581 million at December 31, 2002 and 2001, respectively. The changes in total real estate and accumulated depreciation for the years ended December 31, 2002 and 2001 are as follows:

                                                                      Total Real Estate Assets
                                                                      ------------------------

                                                                       Year Ended December 31,
                                                              2002                       2001                       2000
                                                              ----                       ----                       ----

BALANCE, beginning of period                                $636,294                    $612,266                  $577,521
Acquisitions and development                                  99,025                      15,068                    41,477
Improvements                                                  36,326                      16,007                    10,584
Dispositions                                                 (32,216)                     (7,047)                  (17,316)
                                                            --------                    --------                  --------

BALANCE, end of period                                      $739,429                    $636,294                  $612,266


                                                                      Accumulated Depreciation
                                                                      ------------------------

                                                                       Year Ended December 31,
                                                             2002                        2001                       2000
                                                             ----                        ----                       ----

BALANCE, beginning of period                                $112,424                     $95,026                   $84,577
Depreciation expense                                          21,037                      17,688                    15,335
Acquisitions                                                   8,368                          --                        --
Dispositions                                                  (5,096)                       (290)                   (4,886)
                                                            --------                    --------                   -------

BALANCE, end of period                                      $136,733                    $112,424                   $95,026

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

        (c)   Exhibits

              23.1    Consent of KPMG LLP (Independent Auditors of the Company).

              23.2 Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley Associates).

              23.3 Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley Associates).

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



Date:    August 8, 2003              By: /s/ Jonathan B. Weller
                                        ----------------------------------------
                                        Jonathan B. Weller
                                        President and Chief Operating Officer

                                  Exhibit Index

     23.1     Consent of KPMG LLP (Independent Auditors of the Company).

     23.2 Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley Associates).

     23.3 Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley Associates).